Exhibit (a)(1)(A)

THERAVANCE BIOPHARMA, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED SHARE UNITS

This document constitutes part of the prospectus relating to the

2013 Equity Incentive Plan and the 2014 New Employee Equity Incentive Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

August 28, 2015

THERAVANCE BIOPHARMA, INC.
Offer to Exchange Certain Outstanding Options for Restricted Share Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on September 25, 2015 unless we extend the expiration date.

By this offer, Theravance Biopharma, Inc. (“Theravance Biopharma,” the “Company,” “we,” “our” or “us”) is giving eligible option holders of Theravance Biopharma and its subsidiaries (collectively referred to as the “Theravance Biopharma Group”) the opportunity to exchange some or all of their outstanding options granted under the Company’s 2013 Equity Incentive Plan or the Company’s 2014 New Employee Equity Incentive Plan before August 4, 2015, whether vested or unvested, for restricted share units. Restricted share units are a promise by Theravance Biopharma to issue ordinary shares in the future provided the vesting criteria are satisfied.

You are an eligible option holder if you are an employee of the Theravance Biopharma Group who works in the U.S. or the United Kingdom (each an “eligible country”) as of the start of the offer and through the expiration of the offer and the restricted share unit grant date. For this purpose, an employee on an international assignment within the Theravance Biopharma Group will be considered to be working in the employee’s home country and not in the country of the international assignment.  Our executive officers, members of our senior leadership group, the members of our board of directors and consultants are not eligible option holders and may not participate in the offer.

If you participate in the offer, you will receive one (1) restricted share unit for every two (2) shares subject to eligible options that you exchange.

We will grant restricted share units following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “restricted share unit grant date”). We expect the exchange offer expiration date and the restricted share unit grant date to be September 25, 2015. If the expiration date is extended, the restricted share unit grant date similarly will be delayed. The restricted share units will be granted under the terms of the Company’s 2013 Equity Incentive Plan.

The restricted share units will have a new vesting schedule, which will vary based on the date of grant of the options exchanged. The new vesting schedules of the restricted share units are detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Share Units (the “Offer to Exchange”). Vesting of the restricted share units is conditioned upon your continued service with the Theravance Biopharma Group through each applicable vesting date.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “TBPH.” On August 27, 2015, the closing price of our ordinary shares was $13.74 per share. You should evaluate the risks related to our business, our ordinary shares, and this offer, and review current market quotes for our ordinary shares, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

i

IMPORTANT

If you choose to participate in the offer, you must submit your election via the offer website at the website address:  www.corp-action.net/TheravanceBiopharmaOptionExchange on or before 9:00 p.m., Pacific Time, on September 25, 2015. Alternatively, you may send your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to Computershare (the specialized provider of employee equity plan services that we have engaged to assist with the implementation of the offer) at the following address:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If you submit your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service), Computershare must receive the completed election form on or before 9:00 p.m., Pacific Time, on September 25, 2015.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Computershare by the deadline will be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Computershare intends to confirm the receipt of your election and/or any withdrawal via an e-mail generated from the offer website within two (2) U.S. business days if your election or withdrawal was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election form or withdrawal form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your election and/or any withdrawal. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or local securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.). The Call Center is open from 5:00 a.m. to 5:00 p.m., five days a week, Monday through Friday Pacific Time.

Offer to Exchange dated August 28, 2015

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted share units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1

Q1.	What is the offer?	2
Q2.	Why is Theravance Biopharma making this offer?	2
Q3.	What is an option?	3
Q4.	What is a restricted share unit (RSU)?	3
Q5.	Who may participate in this offer?	3
Q6.	Which of my options are eligible?	3
Q7.	How do I participate in this offer?	4
Q8.	What resources are available to assist with my decision?	5
Q9.	How many restricted share units will I receive for the options that I exchange?	5
Q10.	Are there circumstances under which I would not be granted restricted share units after electing to participate in the exchange?	6
Q11.	Am I required to participate in this option exchange?	6
Q12.	Do I have to pay for my restricted share units?	6
Q13.	When will my restricted share units vest?	6
Q14.	If I participate in this offer, do I have to exchange all of my eligible option grants?	7
Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document resulting from the end of a marriage?	7
Q16.	When will I receive restricted share units?	8
Q17.	When will my exchanged options be cancelled?	8
Q18.	Once I surrender my exchanged options, is there anything I must do to receive the restricted share units?	8
Q19.	Do I need to exercise my restricted share units in order to receive shares?	8
Q20.	Can I exchange Theravance Biopharma ordinary shares that I acquired upon a prior exercise of Theravance Biopharma options?	9
Q21.	Will I be required to give up all of my rights under the exchanged options?	9
Q22.	Will the terms and conditions of my restricted share units be the same as my exchanged options?	9
Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	9
Q24.	How does Theravance Biopharma determine whether an option has been properly elected for exchange?	10
Q25.	Will I have to pay taxes if I participate in the offer?	10
Q26.	What if Theravance Biopharma is involved in an acquisition or merger with another company?	10
Q27.	Will I receive a restricted share unit agreement?	11
Q28.	Are there any conditions to this offer?	11
Q29.	If you extend or change the offer, how will you notify me?	11
Q30.	Can I change my mind and withdraw from this offer?	11
Q31.	Can I change my mind about which options I want to exchange?	11
Q32.	How do I withdraw my election?	12
Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?	13
Q34.	Are you making any recommendation as to whether I should exchange my eligible options?	13
Q35.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	13

RISKS OF PARTICIPATING IN THE OFFER		14

Risks that are Specific to this Offer		15
Risks Relating to Our Business, Generally		16
Risks Related to Legal and Regulatory Uncertainty		33

THE OFFER		40

1.	Eligibility	40
2.	Number of awards; expiration date	40

3.	Purposes of the offer	41
4.	Procedures for electing to exchange options	42
5.	Withdrawal rights and change of election	45
6.	Acceptance of options for exchange and issuance of restricted share units	47
7.	Conditions of the offer	47
8.	Price range of shares underlying the options	49
9.	Source and amount of consideration; terms of restricted share units	49
10.	Information concerning Theravance Biopharma	54
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	55
12.	Status of options acquired by us in the offer; accounting consequences of the offer	59
13.	Legal matters; regulatory approvals	60
14.	Material income tax consequences	60
15.	Extension of offer; termination; amendment	61
16.	Fees and expenses	62
17.	Additional information	62
18.	Financial statements	63
19.	Miscellaneous	63

SCHEDULE A	-	INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF THERAVANCE BIOPHARMA, INC.

SCHEDULE B	-	SUMMARY FINANCIAL INFORMATION OF THERAVANCE BIOPHARMA, INC.

SCHEDULE C	-	GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the e-mail from Rick E Winningham, our Chief Executive Officer, dated August 28, 2015, and the accompanying election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•                  “2013 Plan” refers to our 2013 Equity Incentive Plan (including the UK Addendum to the 2013 Equity Incentive Plan).

•                  “cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be September 25, 2015. If the expiration date is extended, then the cancellation date similarly will be delayed.

•                  “Computershare” refers to Computershare Trust Company, a specialized provider of employee equity plan services that Theravance Biopharma has engaged to assist with the implementation of the offer.

•                  “eligible country” refers to the United States and the United Kingdom.

•                  “eligible option grant” refers to all of the eligible options issued by Theravance Biopharma to an employee that are part of the same grant and subject to the same option agreement.

•                  “eligible option holder” refers to an employee of the Theravance Biopharma Group that works in an eligible country as of the start of the offer and remains an employee of the Theravance Biopharma Group in an eligible country through the expiration of the offer and the restricted share unit grant date and holds eligible options. For this purpose, an employee on an international assignment within the Theravance Biopharma Group will be considered to be working in the employee’s home country and not in the country of the international assignment.  Our executive officers, members of our senior leadership group, the members of our board of directors and consultants are not eligible option holders and may not participate in the offer.

•                  “eligible options” refers to options to purchase Theravance Biopharma’s ordinary shares that were granted under the Plans that were granted before August 4, 2015, and remain outstanding and unexercised as of the expiration date. However, options will not be eligible options (and any election with regard to such options will be disregarded) if, on the expiration date of the offer, the exercise price of the option is equal to or less than the closing price of Theravance Biopharma’s ordinary shares on the expiration date.

•                  “exchanged options” refers to all options that you exchange pursuant to this offer.

•                  “executive officers” refers to those officers of Theravance Biopharma listed on Schedule A to this Offer to Exchange.

•                  “expiration date” refers to the date that this offer expires. We expect that the expiration date will be September 25, 2015, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on August 28, 2015, and we expect it to end at 9:00 p.m., Pacific Time, on September 25, 2015.

•                  “Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Share Units.

•                  “options” refers to options to purchase Theravance Biopharma’s ordinary shares.

•                  “option exchange analysis tool” refers to a tool prepared by Computershare which allows eligible option holders to enter hypothetical future share prices and see the share price’s effect on the potential future values of your eligible options or restricted share units. The option exchange analysis tool is available on the offer website at the website address: www.corp-action.net/TheravanceBiopharmaOptionExchange. The option exchange analysis tool does not calculate the actual or future value of eligible options or restricted share units, as the values generated by the tool depends on your estimate of the future value of our shares and does not take into account all relevant factors that may affect the actual value of your eligible options or restricted share units, such as taxes, vesting, etc. Further, the future value of our ordinary shares is unknown, indeterminable and cannot be predicted with certainty. Note that the option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for restricted share units. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

•                  “ordinary shares” refers to Theravance Biopharma ordinary shares of par value US$0.00001 each.

•                  “Plans” refers to our 2013 Plan and our 2014 New Employee Equity Incentive Plan.

•                  “restricted share unit grant date” refers to the date that is the same U.S. calendar date as the expiration date and the cancellation date. This is the date when restricted share units will be granted. We expect that the restricted share unit grant date will be September 25, 2015. If the expiration date is extended, then the restricted share unit grant date similarly will be delayed.

•                  “restricted share units” refers to the restricted share units issued pursuant to this offer that replace your exchanged options. Restricted share units are promises by Theravance Biopharma to issue its ordinary shares in the future provided the vesting criteria are satisfied. Restricted share units granted in connection with this offer will be granted on the restricted share unit grant date pursuant to the 2013 Plan and subject to the terms and conditions of a restricted share unit agreement (and any country-specific appendix, if applicable) between you and Theravance Biopharma.

•                  “Theravance Biopharma” refers to Theravance Biopharma, Inc.

•                  “Theravance Biopharma Group” refers to Theravance Biopharma and its subsidiaries.

Q1.                            What is the offer?

A1.                             This offer is a one-time voluntary opportunity for eligible option holders to exchange certain options for half the number of restricted share units, subject to a new vesting schedule. Outstanding options that were granted under the Plans before August 4, 2015 are eligible for this offer. However, options will not be eligible options (and any election with regard to such options will be disregarded) if, on the expiration date of the offer, the exercise price of the option is equal to or less than the closing price of Theravance Biopharma’s ordinary shares on the expiration date.

Q2.                            Why is Theravance Biopharma making this offer?

A2.                             We are making this offer to restore the intended retention and incentive value of certain of our equity awards. We issued the currently outstanding options to attract and retain the best available talent and to provide additional incentives to employees of the Theravance Biopharma Group. The market price of our shares declined significantly and a significant number of our outstanding options have exercise prices that are higher than the current market price for our shares. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible option holders with the opportunity to receive restricted share units that have a greater retention value because such restricted share units have immediate intrinsic value and are more certain to provide a return than the underwater options. (See Section 3; Purposes of the offer)

Q3.                            What is an option?

A3.                             An option is the right to purchase our ordinary shares in the future at a fixed price. You earn this right over time, known as vesting. The fixed purchase price, or “exercise” price, is typically equal to the closing price of one of our ordinary shares on the date the option is granted. Due to subsequent price fluctuations of our ordinary shares, at any given time following the grant of the option, the price of our ordinary shares may be greater than, equal to, or less than the exercise price of the option. When the price of our ordinary shares is greater than the exercise price of the option (otherwise known as an option being “in-the-money”), the option holder receives value from exercising the option (i.e., purchasing the shares at the fixed exercise price), because he or she is able to buy the shares at less than its current market price. The holder of an option to purchase shares at an exercise price that is greater than the current price of our ordinary shares (otherwise known as an option being “out-of-the-money” or “underwater”) generally would not exercise the option because he or she would have to pay more than the current market price to buy the shares associated with the option. The eligible options available for exchange under this offer are currently “underwater”.

Q4.                            What is a restricted share unit (RSU)?

A4.                             Restricted share units, or RSUs, are the right to receive ordinary shares in the future. As with options, you earn this right over time, provided vesting criteria and other relevant terms and conditions are satisfied. However, unlike options, RSUs do not have an exercise price. The value of a RSU is equal to the value of an ordinary share, as opposed to an option where the value of an option reflects the difference between the exercise price and the market price of an ordinary share. Although the intrinsic value of a RSU goes up and down with the price of our ordinary shares, a RSU can never be “underwater.” RSUs granted in connection with this offer will be granted on the expiration date of the offer and subject to the terms and conditions of the associated RSU award agreement (and any country-specific appendix, if applicable) between you and Theravance Biopharma.

Q5.                            Who may participate in this offer?

A5.                             You may participate in this offer if you hold eligible options and are an employee of the Theravance Biopharma Group that works in an eligible country as of the start of the offer and remains an employee of the Theravance Biopharma Group in an eligible country through the expiration of the offer and the restricted share unit grant date. For this purpose, an employee on an international assignment within the Theravance Biopharma Group will be considered to be working in the employee’s home country and not in the country of the international assignment.

Irrespective of the above, our executive officers and other members of our senior leadership group, are not eligible and may not participate in the offer.  In addition, members of our board of directors and consultants are not eligible and may not participate in the offer. (See Section 1; Eligibility)

Q6.                            Which of my options are eligible?

A6.                             Your eligible options are those options to purchase ordinary shares of Theravance Biopharma that were granted under the Plans, were granted before August 4, 2015, and remain outstanding and unexercised as of the expiration date, currently expected to be September 25, 2015. However, your options will not be eligible options (and any election with regard to such options will be disregarded) if, on the expiration date of the offer, the exercise price of the option is equal to or less than the closing price of Theravance Biopharma’s ordinary shares on the expiration date. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the offer website at the website address: www.corp-action.net/TheravanceBiopharmaOptionExchange which lists your eligible option grants, the grant date of your eligible option grants, the number of vested and unvested shares subject to your eligible option grants, the exercise price of your eligible option grants, the number of restricted share units you will receive if you exchange your eligible option grants for restricted share units pursuant to the terms of the offer, and the vesting schedule of your restricted share units if you participate in the offer. (See Section 2; Number of awards; expiration date)

Q7.                            How do I participate in this offer?

A7.                             You may elect to participate in one of two ways: (i) through the offer website, or (ii) by sending your election form via U.S. mail (or other post) or Federal Express (or similar delivery service).

Electing Through the Offer Website:

1.              To access the offer website, go to www.corp-action.net/TheravanceBiopharmaOptionExchange. On the welcome page of the website, you may access various documents that provide further details about the offer. Select the “Continue” button to log in to the site.

2.              To log in to the site, enter your Theravance Biopharma e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com on August 28, 2015 and select the “Continue” button. If you do not know your PIN, you may select the “Forgot Your PIN” link or contact the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.).

3.              You will be directed to the Option Exchange Election Form where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your eligible options or restricted share units.

4.              To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5.              Click on the “Submit” button to finalize your elections.

6.              After you submit your election, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your election must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 25, 2015.

Electing via Mail or Delivery Service:

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit an election by mail or delivery service if you accept the offer via the offer website. To send your election by mail or delivery service, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015:

1.              Properly complete and sign the attached election form.

2.              Send the completed and signed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If you submit your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service), Computershare must receive the completed election form on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website and may be submitted only by mail or delivery service. Please see the election form for further details.

The delivery of all documents, including elections and withdrawals, is at your risk. Only responses that are complete and actually received by the deadline will be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Computershare intends to confirm the receipt of your election and/or any withdrawal via an e-mail generated from the offer website within two (2) U.S. business days if your election or withdrawal was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election or withdrawal form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your election and/or any withdrawal. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options properly elected for exchange promptly after the expiration of this offer. (See Section 4; Procedures for electing to exchange options)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Q8.                            What resources are available to assist with my decision?

A8.                             You should carefully review the information contained in this Offer to Exchange, including the country-specific tax disclosures and supplemental exhibits. In addition, the offer website contains a tool prepared by Computershare, called the “option exchange analysis tool,” which allows you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your eligible options or restricted share units. Note that this tool will not calculate the actual or future value of eligible options or restricted share units, as the tool depends on your estimate of the future value of our shares and does not take into account all relevant factors that may affect the actual value of your eligible options or restricted share units, such as taxes, vesting, etc. Further, the future value of our ordinary shares is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for restricted share units. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

Q9.                            How many restricted share units will I receive for the options that I exchange?

A9.                             If you elect to participate, you will receive one (1) restricted share unit for every two (2) shares subject to your exchanged options.  For example, if you are an eligible option holder and you exchange an eligible option grant for 1,000 shares, you will receive 500 restricted share units on the restricted share unit grant date.  The exchange applies to each of your eligible option grants separately, and any fractional restricted share units will be rounded down to the nearest whole restricted share unit on a grant by grant basis. (See Section 2; Number of awards; expiration date)

Q10.                     Are there circumstances under which I would not be granted restricted share units after electing to participate in the exchange?

A10.                      Yes. If, for any reason, you no longer are an employee of the Theravance Biopharma Group working in an eligible country on the restricted share unit grant date, you will not receive any restricted share units. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment or service agreement between you and the Theravance Biopharma Group, your employment or service with the Theravance Biopharma Group will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1; Eligibility)

Moreover, even if we accept your eligible options, we will not grant restricted share units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted share units as a result of changes in the SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. (See Section 13; Legal matters; regulatory approvals)

Q11.                     Am I required to participate in this option exchange?

A11.                      No. Participation in this offer is completely voluntary. (See Section 2; Number of awards; expiration date)

Q12.                     Do I have to pay for my restricted share units?

A12.                      No. You do not have to make any cash payment to Theravance Biopharma to receive your restricted share units or the ordinary shares upon vesting of your restricted share units. (See Section 9; Source and amount of consideration; terms of restricted share units) However, you may owe taxes in connection with the vesting of your restricted share units. (See Question 25)

Q13.                     When will my restricted share units vest?

A13.                      Each restricted share unit will represent a right to receive one of our ordinary shares on a specified future date according to a vesting schedule, subject to you continuing to be an employee or other service provider of the Theravance Biopharma Group through each relevant Company Vesting Date.  None of the restricted share units will be vested on the restricted share unit grant date.  Our “Company Vesting Dates” are February 20th, May 20th, August 20th and November 20th each year.  The vesting schedule of the restricted share units will be determined on a grant-by-grant basis, based on the date the exchanged options were granted as described below:

•                  Eligible Options Granted Prior to January 1, 2015:  1/12th of the restricted share units will vest on the first Company Vesting Date following the restricted share unit grant date and an additional 1/12th of the restricted share units will vest on each Company Vesting Date thereafter.

•                  Eligible Options Granted On or After January 1, 2015:  1/16th of the restricted share units will vest on the first Company Vesting Date following the restricted share unit grant date and an additional 1/16th of the restricted share units will vest on each Company Vesting Date thereafter.

We expect the restricted share unit grant date will be on September 25, 2015, in which case the first Company Vesting Date would be November 20, 2015. Vesting of your restricted share units is subject to the following conditions:

•                  Vesting on any given Company Vesting Date is subject to your continued service with the Theravance Biopharma Group through such Company Vesting Date. If your service with the Theravance Biopharma Group terminates (except in certain circumstances following a change in control of Theravance Biopharma) before your restricted share units vest, your unvested restricted share units will expire and you will not be issued any additional ordinary shares pursuant to the unvested portions of your restricted share unit award. (See Section 1; Eligibility)

•                  After the restricted share units vest, continued service with the Theravance Biopharma Group is not required to retain the ordinary shares issued under the restricted share units.

•                  We will make minor modifications to the vesting schedule of any restricted share units to eliminate fractional vesting (such that a whole number of restricted share units will vest on each vesting date). (See Section 9; Source and amount of consideration; terms of restricted share units)

Example:

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,920 shares with an exercise price of $23.00 per share granted prior to January 1, 2015. Assume that on September 25, 2015 (the expected expiration date of the offer), the eligible option holder surrenders the option and receives 960 restricted share units. Subject to the eligible option holder continuing to provide service to the Theravance Biopharma Group through each relevant date, the vesting schedule of the restricted share units will be as follows:

Vesting Schedule

Zero (0) shares will be vested as of September 25, 2015.

Eighty (80) shares (or 1/12th of the restricted share units) will vest on November 20, 2015 (the first Company Vesting Date after the restricted share unit grant date).

Eighty (80) shares (or 1/12th of the restricted share units) will vest on each Company Vesting Date thereafter until the restricted share units become fully vested on August 20, 2018.

Vesting is subject to the eligible option holder continuing to provide services to the Theravance Biopharma Group through each respective vesting date.

Restricted share units that do not vest will be forfeited to Theravance Biopharma.

Q14.                     If I participate in this offer, do I have to exchange all of my eligible option grants?

A14.                      No. You may pick and choose which of your eligible option grants you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to such eligible option grant. You should note that we are not accepting elections of partial eligible option grants, except that (a) you may elect to exchange an eligible option grant covered by a domestic relations order (or comparable legal document resulting from the end of a marriage) (See Question 15) and (b) you may elect to exchange the entire remaining portion of an eligible option grant that you have partially exercised. You otherwise may not elect to exchange only some of the shares covered by any particular eligible option grant. (See Section 2; Number of awards; expiration date)

Q15.                     What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document resulting from the end of a marriage?

A15.                      If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document resulting from the end of a marriage) and a person who is not an employee of the Theravance Biopharma Group in an eligible country beneficially owns a portion of that eligible option grant, you may elect to exchange only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an employee of the Theravance Biopharma Group in an eligible country may not be exchanged in this offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For instance, if you are an eligible option holder and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the eligible option grant that you beneficially own covering 1,500 shares, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2; Number of awards; expiration date)

Q16.                     When will I receive restricted share units?

A16.                      We will grant the restricted share units on the restricted share unit grant date. The restricted share unit grant date will be the same U.S. calendar day as the cancellation date of your exchanged option grant(s). We expect the restricted share unit grant date will be September 25, 2015. If the expiration date for the exchange offer is extended, the restricted share unit grant date similarly will be delayed. You will receive your restricted share unit agreement (including any country-specific appendix) shortly after the expiration of the offer. You must then accept your restricted share unit agreement (including any country-specific appendix) in order to receive your restricted share units by doing the following:

•                  Go to E*TRADE.com and log in to your TBPH Stock Plan account.

•                  Select “Accounts,” “My Stock Plan,” “Plan Elections” to view your restricted share unit award(s) dated September 25, 2015.

•                  Under the “Status” column, click on the “Requires Acceptance” link to view and read the restricted share unit agreement (including any country-specific appendix) and the 2013 Equity Incentive Plan-Summary & Prospectus for each restricted share unit award.

•                  Read the entire restricted share unit agreement (including any country-specific appendix) and the 2013 Equity Incentive Plan-Summary & Prospectus, then click the “Accept” button for each restricted share unit award.

You will receive the shares subject to the restricted share unit award when and if your restricted share unit award vests. (See Section 6; Acceptance of options for exchange and issuance of restricted share units)

Q17.                     When will my exchanged options be cancelled?

A17.                      Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be on September 25, 2015, unless the offer period is extended. (See Section 6; Acceptance of options for exchange and issuance of restricted share units)

Q18.                     Once I surrender my exchanged options, is there anything I must do to receive the restricted share units?

A18.                      Yes. All restricted share units will be subject to your acceptance of the restricted share unit agreement (including any country-specific appendix), which will be provided to you promptly after your exchanged options have been cancelled.

Your restricted share units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted share unit grant date will be on September 25, 2015. In order to receive the shares covered by the restricted share unit grant, you will need to remain a service provider of the Theravance Biopharma Group through the applicable vesting date(s), as described in Question 13, and accept the terms of the applicable restricted share unit agreement (including any country-specific appendix), as described in Question 16. (See Section 1; Eligibility) There is nothing additional that you must do to receive your restricted share units.

Q19.                     Do I need to exercise my restricted share units in order to receive shares?

A19.                      No. Unlike options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise restricted share units in order to receive shares. If your restricted share units vest in accordance with the vesting schedule set forth in your restricted share unit agreement, you automatically will receive the shares subject to the restricted share units promptly thereafter. Restricted share units that do not vest will be forfeited to Theravance Biopharma.

Q20.                     Can I exchange Theravance Biopharma ordinary shares that I acquired upon a prior exercise of Theravance Biopharma options?

A20.                      No. This offer relates only to certain outstanding options to purchase Theravance Biopharma ordinary shares. You may not exchange Theravance Biopharma ordinary shares in this offer. (See Section 2; Number of awards; expiration date)

Q21.                     Will I be required to give up all of my rights under the exchanged options?

A21.                      Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be on September 25, 2015. (See Section 6; Acceptance of options for exchange and issuance of restricted share units)

Q22.                     Will the terms and conditions of my restricted share units be the same as my exchanged options?

A22.                      No. Because restricted share units are a different type of award than options, the terms and conditions of your restricted share units necessarily will be different from your options. Options give you the right to purchase a specified number of our ordinary shares at a fixed price (the “exercise price”) during a prescribed period of time. The principal benefit of your option is the potential to profit from any increase in the value of Theravance Biopharma’s ordinary shares during the period in which the option is exercisable, without risking any of your money. If the value of the Company’s ordinary shares increases above your exercise price during its term, you will be able to buy the shares at a discount from that increased price. On the other hand, if the value of the Company’s ordinary shares does not increase above your exercise price, you will not recognize a benefit from your option.

Restricted share units represent a right to receive ordinary shares upon vesting in accordance with terms and conditions established by Theravance Biopharma. Upon vesting, you benefit by assuming full ownership of the vested shares. Unlike options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise the restricted share units in order to receive shares and you do not pay an exercise price for the shares. If your restricted share units vest in accordance with the vesting schedule set forth in your restricted share unit agreement, you will automatically receive the shares subject to the restricted share units promptly thereafter.

Your restricted share units will be granted under the 2013 Plan and will be subject to a restricted share unit agreement. The current forms of the restricted share unit agreement for non-executive officers are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. See “Section 9; Source and amount of consideration; terms of restricted share units” for more details on the terms and conditions of restricted share units.

The tax treatment of the restricted share units will differ significantly from the tax treatment of your options. Please see Question 25 and the remainder of this Offer to Exchange, including “Section 14; Material income tax consequences” for further details.

The vesting schedule of your restricted share units will be different from the vesting schedule of your exchanged options. (See Section 9; Source and amount of consideration; terms of restricted share units)

Q23.                     What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A23.                      If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire per their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6; Acceptance of options for exchange and issuance of restricted share units)

Q24.                     How does Theravance Biopharma determine whether an option has been properly elected for exchange?

A24.                      We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options elected for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all options that are properly elected for exchange and are not validly withdrawn, subject to the terms of this offer. No election of options for exchange will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4; Procedures for electing to exchange options)

Q25.                     Will I have to pay taxes if I participate in the offer?

A25.                      If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the restricted share unit grant date. However, you normally will have taxable income when the shares underlying your restricted share units vest and are issued to you. Theravance Biopharma will also typically have a tax withholding obligation when the shares underlying your restricted share units vest and are issued to you. Theravance Biopharma will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted share unit agreement. Unless you elect at the time you accept your RSU agreement to satisfy Theravance Biopharma’s tax withholding obligations in a different manner, your restricted share unit agreement will authorize Theravance Biopharma to instruct a selected broker to sell a sufficient number of shares in the market to satisfy any withholding taxes. You also may have taxable capital gain when you sell the shares underlying the restricted share units. Note that the tax treatment of restricted share units differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. Please see “Section 14; Material income tax consequences” for a reminder of the general U.S. tax consequences associated with your eligible options.

If you participate in the offer and are an employee residing in the United Kingdom (or if your home country is the United Kingdom), please refer to Schedule C of this Offer to Exchange for a description of the local tax, social insurance and other legal consequences that may apply to you.

If you are a citizen or resident of more than one country or are considered a resident of another country for local law purposes, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.

Q26.                     What if Theravance Biopharma is involved in an acquisition or merger with another company?

A26.                      We periodically evaluate a wide array of possible strategic transactions, including acquisitions. Although we cannot predict whether or not we will complete any such acquisition or other transactions in the future, any of these transactions could be material in relation to our market capitalization, financial condition, or results of operations. The process of integrating an acquired company, business, or technology or being acquired may create unforeseen difficulties and expenditures. In addition, we face various risks in integrating acquired businesses. See “Risks of Participating in the Offer” beginning on page 14 for information regarding some of these risks. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, and write-offs of goodwill, any of which could harm our operating results or financial condition. Future acquisitions may also require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

If there is an acquisition or merger with another company, your exchanged options might be worth more than the restricted share units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Q27.                     Will I receive a restricted share unit agreement?

A27.                      Yes. All restricted share units will be subject to a restricted share unit agreement (including any country-specific appendix) between you and Theravance Biopharma, as well as to the terms and conditions of the 2013 Plan. The current forms of the restricted share unit agreement for non-executive officers are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9; Source and amount of consideration; terms of restricted share units)

Q28.                     Are there any conditions to this offer?

A28.                      Yes. The completion of this offer is subject to a number of customary conditions that are described in “Section 7; Conditions of the offer.” If any of these conditions are not satisfied, we may waive the condition at our discretion. Any such waiver will be made with respect to all eligible option holders in a uniform and nondiscriminatory manner. For instance, one customary condition is that we may terminate the offer if there is a suspension of payments in respect of banks in the U.S. Even if this were to occur, we might decide to waive this condition and continue the offer. (See Section 2; Number of awards; expiration date and Section 7; Conditions of the offer)

Q29.                     If you extend or change the offer, how will you notify me?

A29.                      If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Section 2; Number of awards; expiration date and Section 15; Extension of offer; termination; amendment)

Q30.                     Can I change my mind and withdraw from this offer?

A30.                      Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be September 25, 2015). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal Computershare receives before the expiration date. The exception to this rule is that if we have not accepted your properly elected options by 9:00 p.m., Pacific Time, on September 25, 2015 you may withdraw your options at any time thereafter. (See Section 5; Withdrawal rights and change of election)

Q31.                     Can I change my mind about which options I want to exchange?

A31.                      Yes. You may change your mind after you have submitted an election and change the eligible option grants you elect to exchange at any time before the expiration date by making such election on the offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange, or completing and submitting to Computershare a new election or withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service). Only responses that are properly completed and actually received by Computershare by the deadline will be accepted. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal Computershare receives before the expiration date. Please be sure that any final election you submit includes all the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4; Procedures for electing to exchange options)

Q32.                     How do I withdraw my election?

A32.                      To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for the options you wish to withdraw from the offer prior to the expiration date. You may withdraw your eligible options in two ways: (i) through the offer website, or (ii) by sending your withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service). Any withdrawals must be received on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015.

Withdrawal Through the Offer Website:

1.              Go to www.corp-action.net/TheravanceBiopharmaOptionExchange and log in to the site by entering your Theravance Biopharma e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com on August 28, 2015. If you do not know your PIN, you may select the “Forgot Your PIN” button or contact the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.).

2.              If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3.              To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4.              Click on the “Submit” button to finalize your elections.

5.              After you submit your withdrawal, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your withdrawal must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 25, 2015.

Withdrawal via Mail or Delivery Service:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit your withdrawal by mail or delivery service if you already have done so via the offer website. To send your withdrawal by mail or delivery service, you must do the following before the expiration date:

1.              Properly complete and sign the attached withdrawal form.

2.              Send the completed and signed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If you submit your completed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service), Computershare must receive the completed withdrawal form on or before 9:00 p.m., Pacific Time, on the offer’s expiration date.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website and may be submitted only by mail or delivery service. Please see the withdrawal form for further details. (See Section 5; Withdrawal rights and change of election)

Q33.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A33.                      If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the offer website after the date of your withdrawal or by sending a new properly completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) before the expiration of the offer that is signed and dated after the date of your withdrawal. Any new election form you submit must include all of the eligible option grants with respect to which you want to accept this offer. (See Question 7 and Section 5; Withdrawal rights and change of election)

Q34.                     Are you making any recommendation as to whether I should exchange my eligible options?

A34.                      No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible option holders. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 14 for information regarding some of these risks), and there are no guarantees that you ultimately would receive greater value from the restricted share units you will receive in exchange. In addition, tax implications may differ between your eligible options and restricted share units. (See Section 14; Material income tax consequences and Schedule C) As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3; Purposes of the offer)

Q35.                     Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A35.                      You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.). The Call Center is open from 5:00 a.m. to 5:00 p.m., five days a week, Monday through Friday Pacific Time.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. These risk factors and the risks described under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015 and our annual report on Form 10-K for the fiscal year ended December 31, 2014 highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this Offer to Exchange and our SEC reports, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues and other financial and operating results, projected costs, prospects, plans, intentions, expectations and objectives could be forward-looking statements. The words “anticipates,” “believes,” “could,” “designed,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “projects,” “pursuing,” “will,” “would” and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and objectives disclosed in the forward-looking statements that we make. We assume no obligation to update our forward-looking statements on account of new information, future events or otherwise, except as required by law.

Actual results may differ materially from those discussed in these forward-looking statements due to a number of factors, including the risks set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Form 10-K and Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our ordinary shares increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the restricted share units that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the restricted share units granted pursuant to this offer. For example, if you exchange an eligible option grant for 1,000 shares with an exercise price of $20.00, you would receive 500 restricted share units. Assume, for illustrative purposes only that the price of our ordinary shares increases to $50.00 per share. Under this example, if you had kept your exchanged options and sold them at $50.00 per share, you would have realized pre-tax gain of $30,000 ($50.00 less $20.00 times 1,000 shares), but if you exchanged your options and sold the shares subject to the restricted share unit grant at $50.00 per share, you would realize only a pre-tax gain of $25,000 ($50.00 times 500 shares).

In addition, you may have paid more taxes for your restricted share units than you did for your exchanged options. For example, if you are a U.S. taxpayer and you exchange an eligible option grant for 1,000 shares with an exercise price of $20.00, you would receive 500 restricted share units. If the eligible options were held instead and exercised for $20.00 per share while the fair market value of our ordinary shares was $30.00 per share, you would recognize ordinary income on $10,000 at exercise. If you later sold the shares at $35.00 per share, you would have capital gain on $5,000, which is the difference between the sale price of $35.00 and the $30.00 fair market value at exercise times 1,000 shares. If you held the shares more than twelve (12) months, this would be taxed at long-term capital gains rates, and if you held the shares for twelve (12) months or less, this would be taxed at short-term capital gains rates. Long-term capital gains recognized by certain non-corporate U.S. taxpayers, including individuals, are currently subject to a reduced tax rate. If, instead, you had exchanged your eligible options for restricted share units, you would be subject to ordinary income tax on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 41 restricted share units on a day when the fair market value of our shares is $30.00 per share, you will recognize ordinary income on $1,230. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $35.00 per share, you would have a capital gain of $205. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted share units or the shares thereunder, while, in the example above, you would have paid $20.00 per share of post-tax dollars for the shares subject to your eligible options. For tax consequences in the United Kingdom please refer to Schedule C of this Offer to Exchange.

If there is a merger or other acquisition with another company, your exchanged options might be worth more than the restricted share units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Your restricted share units will not be vested on the restricted share unit grant date.

The restricted share units will be subject to a vesting schedule. If you do not remain an employee or other service provider with the Theravance Biopharma Group through the date your restricted share units vest, you will not receive the shares subject to those restricted share units. Instead, your restricted share units generally will expire immediately upon your termination. As a result, you would not receive full value from your restricted share units. (See Section 9; Source and amount of consideration; terms of restricted share units regarding exceptions relating to certain terminations following a change in control of Theravance Biopharma)

Tax effects of restricted share units for U.S. Taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted share unit grant date. However, you generally will have taxable ordinary income when the shares underlying your restricted share units vest and are issued to you. Theravance Biopharma will also typically have a tax withholding obligation when the shares underlying your restricted share units vest and are issued to you. Theravance Biopharma will satisfy all tax withholding obligations, if applicable, in the manner specified in your restricted share unit agreement. The current forms of the restricted share unit agreement for non-executive officers are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the restricted share units. Note that the tax treatment of restricted share units differs significantly from the tax treatment of your options and as a result of your participation in this offer, your tax liability could be higher than if you had kept your eligible options. Please see “Section 14; Material income tax consequences” for a reminder of the general tax consequences associated with options.

Please note that, depending on where you live, state income taxes also may apply to you and Theravance Biopharma may have withholding obligations with respect to such taxes. You should be certain to consult your own tax advisor to discuss these consequences.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

If you participate in the offer and are an employee residing in the United Kingdom (or if your home country is the United Kingdom), please refer to Schedule C of this Offer to Exchange for a description of the local tax, social insurance and other legal consequences that may apply to you. If you are a citizen or resident of more than one country or are considered a resident of another country for local law purposes, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you. You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.

Non-U.S. option holders should carefully review Schedule C of this Offer to Exchange to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

Risks Relating to Our Business, Generally

We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability.

First as Theravance, Inc. (“Theravance”), and since June 2, 2014 as Theravance Biopharma, we have been engaged in discovery and development of compounds and product candidates since mid-1997. We may never generate sufficient revenue from the sale of medicines or royalties on sales by our partners or via our interest in Theravance Respiratory Company, LLC (“TRC”) to achieve profitability. During the six months ended June 30, 2015 and years ended December 31, 2014 and 2013, we recognized losses of $90.1 million, $237.0 million and $156.3 million, respectively, which are reflected in the Shareholders’ Equity on our condensed consolidated balance sheets. We reflect cumulative net loss incurred and retained after June 2, 2014, the effective date of the Spin-Off, as accumulated deficit on our consolidated balance sheets. We expect to continue to incur net losses over the next several years as we continue our drug discovery efforts and incur significant preclinical and clinical development costs related to our current product candidates and commercialization and development costs relating to VIBATIV® (telavancin). In particular, to the extent we advance our product candidates into and through later stage clinical studies without a partner, such as axelopran (TD-1211) in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation, we will incur substantial expenses. We are also making additional investments in telavancin, our approved antibiotic. For example, in February 2015 we initiated a Phase 3 registrational study for bacteremia and a patient registry study. In addition, we have increased the number of sales representatives and medical science liaisons in the U.S. supporting physician education on the proper usage of VIBATIV and beginning in the second quarter of 2015, we began implementing a next phase of expansion, with a plan to increase our sales force to approximately 50 representatives by the end of the third quarter 2015. We are incurring all of the costs and expenses associated with the commercialization of VIBATIV in the U.S., including the creation of an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities, expansion of medical affairs presence, manufacturing and third party vendor logistics and consultant support, and post-marketing studies. Our commitment of resources to VIBATIV, to the continued development of our existing product candidates and to our discovery programs will require significant additional funding. Our operating expenses also will increase if:

•                  our earlier stage potential products move into later stage clinical development, which is generally a more expensive stage of development;

•                  additional preclinical product candidates are selected for clinical development;

•                  we pursue clinical development of our potential products in new indications;

•                  we increase the number of patents we are prosecuting or otherwise expend additional resources on patent prosecution or defense; or

•                  we acquire additional technologies, product candidates, products or businesses.

Other than revenues from sales of VIBATIV, our only approved medicine, and potential contingent payments under collaboration agreements, we do not expect to generate sales revenues from our programs for the foreseeable future. Since we or our collaborators or licensees may not successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost or with appropriate quality, or successfully market and sell such products with desired margins, our expenses may continue to exceed any revenues we may receive.

In the absence of substantial licensing, contingent payments or other revenues from third-party collaborators, royalties on sales of products licensed under our intellectual property rights, future revenues from our products in development or other sources of revenues, we will continue to incur operating losses and will require additional capital to fully execute our business strategy. The likelihood of reaching, and time required to reach, sustained profitability are highly uncertain. As a result, we expect to continue to incur substantial losses for the foreseeable future. We are uncertain when or if we will ever be able to achieve or sustain profitability. Failure to become and remain profitable would adversely affect the price of our securities and our ability to raise capital and continue operations.

If additional capital is not available, we may have to curtail or cease operations or we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

Based on our current operating plans and financial forecasts, we believe that our cash, cash equivalents and marketable securities will be sufficient to meet our anticipated operating needs for at least the next twelve months. If our current operating plans or financial forecasts change, we may require additional funding sooner in the form of public or private equity offerings, debt financings or additional collaborations and licensing arrangements. For example, if we choose to progress axelopran (TD-1211) in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation into later-stage development on our own, our capital needs would increase substantially. We also are making additional investments in telavancin, our approved antibiotic, which will increase our operating expenses. For example, in February 2015 we announced initiation of a Phase 3 registrational study for bacteremia and initiation of a patient registry study. In addition, we have increased the number of sales representatives and medical science liaisons in the U.S. supporting physician education on the proper usage of VIBATIV and, beginning in the second quarter of 2015, we began implementing a next phase of expansion, with a plan to increase our sales force to approximately 50 representatives by the end of the third quarter 2015.

Although we expect that we will have sufficient cash to fund our operations and working capital requirements for at least the next twelve months based on current operating plans and financial forecasts, we may need to raise additional capital in the future to, among other things:

•                  fund our discovery efforts, research and development programs and commercialization strategies for VIBATIV;

•                  progress mid-to-late stage product candidates into later stage development, if warranted;

•                  respond to competitive pressures; and

•                  acquire complementary businesses or technologies.

Our future capital needs depend on many factors, including:

•                  the scope, duration and expenditures associated with our discovery efforts and research and development programs;

•                  continued scientific progress in these programs;

•                  the extent to which we encounter technical obstacles in our research and development programs;

•                  the outcome of potential licensing or partnering transactions, if any;

•                  competing technological developments;

•                  the extent of our proprietary patent position in our product candidates;

•                  our facilities expenses, which will vary depending on the time and terms of any facility lease or sublease we may enter into;

•                  the scope and extent of the expansion of our sales and marketing efforts;

•                  potential litigation and other contingencies; and

•                  the regulatory approval process for our product candidates.

We may seek to raise additional capital or obtain future funding through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies, product candidates or territories, or grant licenses on terms that are not favorable to us, in order to raise additional funds through collaborations or licensing arrangements. If adequate funds are not available, we may have to sequence preclinical and clinical studies as opposed to conducting them concomitantly in order to conserve resources, or delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses. If we are unable to raise additional capital or obtain future funding in sufficient amounts or on terms acceptable to us, we may have to make reductions in our workforce and may be prevented from continuing our discovery, development and commercialization efforts and exploiting other corporate opportunities. This would likely harm our business, prospects and financial condition and cause the price of our securities to fall.

We may seek to obtain future financing through the issuance of debt or equity, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.

If we raise funds through the issuance of debt, convertible debt or equity, any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. In such event, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of ordinary shares. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute ownership of our current shareholders that do not participate in the issuance. For example, in connection with entering into a collaboration agreement with Mylan for the development and commercialization of a nebulized formulation of our long-acting muscarinic antagonist (“LAMA”) TD-4208 in February 2015, Mylan made a $30.0 million equity investment in us by purchasing 1,585,790 newly issued ordinary shares, which issuance resulted in dilution of ownership to our shareholders. In addition, if we seek to raise funds and this becomes known publicly, the market price of our shares could decline upon the expectation of dilution, regardless of whether dilution actually occurs. In July, 2015, our shelf registration statement on Form S-3 for the potential offering, issuance and sale by us of up to a maximum aggregate offering price of $250 million of our debt securities, ordinary shares, and/or warrants was declared effective.  Up to $50 million of the maximum aggregate offering price of $250 million under the registration statement may be issued and sold pursuant to an at-the-market offering program for sales of our ordinary shares under a sales agreement with Cantor Fitzgerald & Co. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development and commercialization activities or to license to third parties the rights to develop and/or commercialize products or technologies that we would otherwise seek to develop and/or commercialize ourselves or on terms that are less attractive than they might otherwise be, any of which could materially harm our business.

Furthermore, the terms of debt securities may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital, or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.

We do not control TRC and, in particular, have no control over or access to non-public information about the respiratory programs that Theravance partnered with GSK and assigned to TRC in connection with the Spin-Off (the “GSK-Partnered Respiratory Programs”).

Theravance has assigned to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its LABA collaboration agreement other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA®, ANORO® ELLIPTA® and vilanterol monotherapy. Our equity interest in TRC entitles us to an 85% economic interest in any future payments made by GSK under the strategic alliance agreement and under the portion of the collaboration agreement assigned to TRC (the “GSK Agreements”). These other drug programs include the Closed Triple combination of fluticasone furoate (FF)/umeclidinium (UMEC)/vilanterol (VI) (ICS/LAMA/LABA) and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK Agreements. Our economic interest does not include any payments by GSK associated with RELVAR® ELLIPTA®/BREO® ELLIPTA®, ANORO® ELLIPTA® or vilanterol monotherapy. Theravance controls TRC and, except for certain limited consent rights, we have no right to participate in the business and affairs of TRC. Theravance has the exclusive right to appoint TRC’s manager who, among other things, is responsible for the day-to-day management of the GSK-Partnered Respiratory Programs and exercises the rights relating to the GSK-Partnered Respiratory Programs. As a result, we have no rights to participate in or access to non-public information about the development and commercialization of the GSK-Partnered Respiratory Programs and no right to enforce rights under the GSK Agreements assigned to TRC. Moreover, we have many of the same risks with respect to our and TRC’s dependence on GSK as we have with respect to our dependence on our own partners.

If the GSK-Partnered Respiratory Programs in which we have a substantial economic interest, including the Closed Triple program and MABA program, encounter delays, do not demonstrate safety and efficacy, are terminated, or if there are any adverse developments or perceived adverse developments with respect to these programs, our business will be harmed, and the price of our securities could fall.

We have no access to confidential information regarding the progress of, or plans for, the GSK-Partnered Respiratory Programs, including the Closed Triple program and the MABA program, and we have little, if any, ability to influence the progress of those programs because our interest in these programs is only through our economic interest in TRC, which is controlled by Theravance. However, if any of the GSK-Partnered Respiratory Programs assigned to TRC in which we have a substantial economic interest, including the Closed Triple program and MABA program, encounter delays, do not demonstrate safety and efficacy, are terminated, or if there are any adverse developments or perceived adverse developments with respect to such programs, our business will be harmed, and the price of our securities could fall. Examples of such adverse developments include, but are not limited to:

•                  GSK deciding to delay or halt development of any of the GSK-Partnered Respiratory Programs assigned to TRC in which we have a substantial economic interest, including the Closed Triple, GSK961081 (‘081), the lead compound in the MABA program, or ‘081/FF;

•                  the U.S. Food and Drug Administration (“FDA”) and/or other regulatory authorities determining that any of the studies under these programs do not demonstrate adequate safety or efficacy, or that additional non-clinical or clinical studies are required with respect to such programs;

•                  safety, efficacy or other concerns arising from clinical or non-clinical studies in these programs; or

•                  any particular FDA requirements or changes in FDA policy or guidance regarding these programs.

In early August 2015 we reduced our projected U.S. net sales target for VIBATIV for the second half of 2015, and our current U.S. net sales target for VIBATIV for 2015 is based on increasing sales growth during the balance of the year that may not be achieved; if we further revise downward or fail to meet our current 2015 U.S. net sales target for VIBATIV, the price of our securities could fall.

In early August 2015 we reduced our projected U.S. net sales target for VIBATIV for the second half of 2015. Our current U.S. net sales target for VIBATIV for 2015 of approximately $9-$12 million is based on increasing sales growth throughout the balance of the year. This forecast is based on a number of assumptions, including assumptions about the productivity of new and existing sales representatives, the pace of market penetration, the acceptance of VIBATIV onto formulary by multiple hospitals and healthcare systems, the amount of chargebacks and government rebates, our customer mix, and the timing, frequency and impact of price increases, among other factors. Our forecast plans for a significantly higher level of VIBATIV net sales to occur in the fourth quarter versus the third quarter of 2015, so even small delays in market penetration and sales representative productivity, or higher than expected attrition in our sales force, among other factors, could have a material adverse effect on our ability to achieve our targeted 2015 VIBATIV net sales. If we further revise our net sales guidance downward in the future or fail to meet our publicly announced 2015 net sales target for VIBATIV or other expectations about VIBATIV commercialization for these or other reasons, the price of our securities could fall.

VIBATIV may not be broadly accepted by physicians, patients, third party payors, or the medical community in general and if we fail to meet our publicly announced net sales targets for VIBATIV or other expectations about our VIBATIV business, the price of our securities could fall.

The commercial success of VIBATIV depends upon its acceptance by physicians, patients, third party payors and the medical community in general. VIBATIV may not be sufficiently accepted by these parties. VIBATIV competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a variety of companies, and a number of existing antibacterials manufactured and marketed by major pharmaceutical companies and others, and may compete against new antibacterials that are not yet on the market. If we are unable to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, VIBATIV for the treatment of complicated skin and skin structure infections (cSSSI) and HABP/VABP caused by susceptible Gram- positive bacteria in adult patients is a suitable alternative to vancomycin and other antibacterial drugs in certain clinical situations, we may never generate meaningful revenue from VIBATIV which could cause the price of our securities to fall.  If we fail to meet our publicly announced net sales targets for VIBATIV or other expectations about our VIBATIV commercialization strategy, the price of our securities could fall. The degree of market acceptance of VIBATIV depends on a number of factors, including, but not limited to:

•                  the demonstration of the clinical efficacy and safety of VIBATIV;

•                  the experiences of physicians, patients and payors with the use of VIBATIV;

•                  potential negative perceptions of physicians related to product shortages and regional supply outages that halted commercialization of VIBATIV, stemming from the manufacturing issues at the previous drug product supplier;

•                  potential negative perceptions of physicians related to the European Commission’s previous suspension of marketing authorization for VIBATIV (which suspension was lifted in March 2014) because the prior VIBATIV commercialization partner’s single-source VIBATIV drug product supplier did not meet the cGMP requirements for the manufacture of VIBATIV;

•                  any adverse developments or perceived adverse developments with respect to whether Pfizer’s planned acquisition of Hospira Worldwide, Inc. (“Hospira”) may lead to changes in Hospira’s operations which may adversely impact our single source of supply for VIBATIV drug product;

•                  the advantages and disadvantages of VIBATIV compared to alternative therapies;

•                  our ability to educate the medical community about the appropriate circumstances for use of VIBATIV;

•                  our ability to attract, train and retain targeted numbers of sales and marketing personnel;

•                  our ability to retain medical science liaisons in the U.S. supporting physician education on the proper usage of VIBATIV;

•                  the effectiveness of sales personnel, and particularly newly hired personnel, to obtain access to or educate adequate numbers of physicians about prescribing VIBATIV in appropriate clinical situations;

•                  the lack of complementary products to be offered by our sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines;

•                  the reimbursement policies of government and third party payors; and

•                  the market price of VIBATIV relative to competing therapies.

We are bearing the full cost of developing the capability to market, sell and distribute VIBATIV in the U.S.

We evaluate commercial strategy on a product by product basis either to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products or to commercialize a product ourselves. However, we may not be able to establish these sales and distribution relationships on acceptable terms, or at all, or may encounter difficulties in commercializing a product ourselves. For any of our product candidates that receive regulatory approval in the future and are not covered by our current collaboration agreements, we will need a partner in order to commercialize such products unless we establish independent sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure. VIBATIV was returned to Theravance by Astellas Pharma Inc. (“Astellas”), Theravance’s former VIBATIV collaboration partner, in January 2012, and Astellas is entitled to a ten-year, 2% royalty on future net sales of VIBATIV. On August 14, 2013, Theravance announced the reintroduction of VIBATIV to the U.S. market with the commencement of shipments into the wholesaler channel and we have increased, and are working to more than double, our VIBATIV sales force in the U.S. The risks of commercializing VIBATIV in the U.S. without a partner include:

•                  costs and expenses associated with creating an independent sales and marketing organization with appropriate technical expertise and supporting infrastructure and distribution capability, including third party vendor logistics and consultant support, which costs and expenses could, depending on the scope and method of the marketing effort, exceed any product revenue from VIBATIV for several years;

•                  our unproven ability to retain adequate numbers of effective sales and marketing personnel;

•                  our unproven ability to retain medical science liaisons in the U.S. supporting physician education on the proper usage of VIBATIV;

•                  the unproven ability of sales personnel to obtain access to or educate adequate numbers of physicians about prescribing VIBATIV in appropriate clinical situations;

•                  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•                  bearing the full costs of further U.S. development of telavancin.

If we are not successful in building an internal sales and marketing organization with appropriate experience, technical expertise and supporting infrastructure and distribution capability, we will have difficulty commercializing VIBATIV in the U.S., which would adversely affect our business and financial condition and the price of our securities could fall.

With regard to all of our programs, any delay in commencing or completing clinical studies for product candidates and any adverse results from clinical or non-clinical studies or regulatory obstacles product candidates may face, would harm our business and the price of our securities could fall.

Each of our product candidates must undergo extensive non-clinical and clinical studies as a condition to regulatory approval. Non-clinical and clinical studies are expensive, take many years to complete and study results may lead to delays in further studies or decisions to terminate programs. The commencement and completion of clinical studies for our product candidates may be delayed and programs may be terminated due to many factors, including, but not limited to:

•                  lack of effectiveness of product candidates during clinical studies (for example, as Theravance experienced when TD-9855 did not meet the primary efficacy endpoints in the Phase 2 study in adult patients with Attention-Deficit/Hyperactivity Disorder);

•                  adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

•                  inability to raise additional capital in sufficient amounts to continue our development programs, which are very expensive;

•                  inability to enter into partnering arrangements relating to the development and commercialization of our programs and product candidates;

•                  the need to sequence clinical studies as opposed to conducting them concomitantly in order to conserve resources;

•                  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in non-clinical and clinical studies;

•                  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

•                  failure of our partners to advance our product candidates through clinical development;

•                  delays in patient enrollment and variability in the number and types of patients available for clinical studies;

•                  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•                  varying regulatory requirements or interpretations of data among the FDA and foreign regulatory authorities; and

•                  a regional disturbance where we or our collaborative partners are enrolling patients in clinical trials, such as a pandemic, terrorist activities or war, political unrest or a natural disaster.

If our product candidates that we develop on our own or with collaborative partners are not approved by regulatory authorities, including the FDA, we will be unable to commercialize them.

The FDA must approve any new medicine before it can be marketed and sold in the U.S. We must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. We will not obtain this approval for a product candidate unless and until the FDA approves a new drug application, or NDA. The processes by which regulatory approvals are obtained from the FDA to market and sell a new product are complex, require a number of years and involve the expenditure of substantial resources. In order to market our medicines in foreign jurisdictions, we, or our collaborative partners, must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Conversely, failure to obtain approval in one or more jurisdictions may make approval in other jurisdictions more difficult.

Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic, or that they have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies.

Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later clinical or non-clinical studies. In addition, clinical and non-clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates. If these studies are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates. Further, the implementation of new laws and regulations, and revisions to FDA clinical trial design guidance have increased uncertainty regarding the approvability of new drugs. In addition, over the past decade, the FDA has implemented additional requirements for approval of new drugs, including advisory committee meetings for new chemical entities, and formal risk evaluation and mitigation strategy at the FDA’s discretion. These laws, regulations, additional requirements and changes in interpretation could cause non-approval or further delays in the FDA’s review and approval of our and our collaborative partner’s product candidates, which would materially harm our business and financial condition and the price of our securities could fall.

We rely on a single manufacturer for the Active Pharmaceutical Ingredient (“API”) for telavancin and a separate, single manufacturer for VIBATIV drug product supply. Our business will be harmed if either of these single-source manufacturers are not able to satisfy demand and alternative sources are not available.

We have a single source of supply of API for telavancin and another, separate single source of supply of VIBATIV drug product. If, for any reason, either single-source third party manufacturer of telavancin API or of VIBATIV drug product is unable or unwilling to perform, or if its performance does not meet regulatory requirements, including maintaining current Good Manufacturing Practice (“cGMP”) compliance, we may not be able to locate alternative manufacturers, enter into acceptable agreements with them or obtain sufficient quantities of API or finished drug product in a timely manner. Any inability to acquire sufficient quantities of API or finished drug product in a timely manner from current or future sources would adversely affect the commercialization of VIBATIV and our obligations to our partners and the price of our securities could fall.

Theravance’s previous VIBATIV commercialization partner failed to maintain a reliable source of drug product supply which resulted in critical product shortages and, eventually, suspension of commercialization for well over a year. In May 2012, Theravance entered into an agreement with Hospira to supply VIBATIV drug product. In June 2013, the FDA approved Hospira as a VIBATIV drug product manufacturer, and this agreement with Hospira has been assigned to us. Although we believe that Hospira will be a reliable supplier of VIBATIV drug product, if it cannot perform or if its performance does not meet regulatory requirements, including maintaining cGMP compliance, and if commercial manufacture of VIBATIV drug product cannot be arranged elsewhere on a timely basis, the commercialization of VIBATIV will be adversely affected. In addition, in February 2015 it was announced that Pfizer plans to acquire Hospira later this year and we cannot predict whether the acquisition will lead to changes in Hospira’s operations which may adversely impact our single source of supply for VIBATIV drug product. Given the time required to locate and qualify another acceptable drug product manufacturer, any supply delay, suspension or cessation by Hospira (whether or not resulting for or related to the proposed acquisition by Pfizer) would adversely affect the commercialization of VIBATIV and our obligations to our partners and the price of our securities could fall.

We rely on a single source of supply for a number of our product candidates, and our business will be harmed if any of these single-source manufacturers are not able to satisfy demand and alternative sources are not available.

We have limited in-house production capabilities for preclinical and clinical study purposes, and depend primarily on a number of third-party API and drug product manufacturers. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, or if their performance does not meet regulatory requirements, we may not be able to locate alternative manufacturers or enter into acceptable agreements with them. Any inability to acquire sufficient quantities of API and drug product in a timely manner from these third parties could delay preclinical and clinical studies and prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our API and drug product are subject to the FDA’s cGMP regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

Our manufacturing strategy presents the following additional risks:

•                  because of the complex nature of many of our compounds, our manufacturers may not be able to successfully manufacture our APIs and/or drug products in a cost effective and/or timely manner and changing manufacturers for our APIs or drug products could involve lengthy technology transfer, validation and regulatory qualification activities for the new manufacturer;

•                  the processes required to manufacture certain of our APIs and drug products are specialized and available only from a limited number of third-party manufacturers;

•                  some of the manufacturing processes for our APIs and drug products have not been scaled to quantities needed for continued clinical studies or commercial sales, and delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

•                  because some of the third-party manufacturers are located outside of the U.S., there may be difficulties in importing our APIs and drug products or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

Even if our product candidates receive regulatory approval, as VIBATIV has, commercialization of such products may be adversely affected by regulatory actions and oversight.

Even if we receive regulatory approval for our product candidates, this approval may include limitations on the indicated uses for which we can market our medicines or the patient population that may utilize our medicines, which may limit the market for our medicines or put us at a competitive disadvantage relative to alternative therapies. For example, the U.S. labeling for VIBATIV contains a number of boxed warnings. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. In addition, the VIBATIV labeling for hospital-acquired and ventilator associated pneumonia (“HABP/VABP”) in the U.S. and the European Union specifies that VIBATIV should be reserved for use when alternative treatments are not suitable. These restrictions make it more difficult to market VIBATIV. With VIBATIV approved in certain countries, we are subject to continuing regulatory obligations, such as safety reporting requirements and additional post- marketing obligations, including regulatory oversight of promotion and marketing.

In addition, the manufacturing, labeling, packaging, adverse event reporting, advertising, promotion and recordkeeping for the approved product remain subject to extensive and ongoing regulatory requirements. If we become aware of previously unknown problems with an approved product in the U.S. or overseas or at contract manufacturers’ facilities, a regulatory authority may impose restrictions on the product, the contract manufacturers or on us, including requiring us to reformulate the product, conduct additional clinical studies, change the labeling of the product, withdraw the product from the market or require the contract manufacturer to implement changes to its facilities.

We are also subject to regulation by regional, national, state and local agencies, including the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the U.S. Department of Health and Human Services and other regulatory bodies with respect to VIBATIV, as well as governmental authorities in those foreign countries in which any of our product candidates are approved for commercialization. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including non-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. If we or any third parties that provide these services for us are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business. Any failure to maintain regulatory approval will limit our ability to commercialize our product candidates, which would materially and adversely affect our business and financial condition and the price of our securities could fall.

The risks identified in this risk factor relating to regulatory actions and oversight by agencies in the U.S. and throughout the world also apply to the commercialization of any partnered products by our collaboration partners, and such regulatory actions and oversight may limit our collaboration partners’ ability to commercialize such products, which could materially and adversely affect our business and financial condition, which may cause the price of our securities to fall.

If our partners do not satisfy their obligations under our agreements with them, or if they terminate our partnerships with them, we may not be able to develop or commercialize our partnered product candidates as planned.

In October 2012, Theravance entered into an exclusive development and commercialization agreement with Alfa Wassermann S.p.A. (“Alfa Wassermann”) for velusetrag, our lead compound in the 5-HT4 program, covering the European Union, Russia, China, Mexico and certain other countries, and Theravance entered into a research collaboration and license agreement with Merck to discover, develop and commercialize novel small molecule therapeutics for the treatment of cardiovascular disease on an exclusive, worldwide basis. In March 2013, Theravance entered into a commercialization agreement with Clinigen Group plc (“Clinigen”) for VIBATIV in the European Union and certain other European countries (including Switzerland and Norway). In connection with these agreements, Theravance granted to these parties certain rights regarding the use of its patents and technology with respect to the compounds in our development programs, including development and marketing rights. In September 2013, Merck terminated its research collaboration and license agreement with Theravance. The Alfa Wassermann and Clinigen agreements were assigned to us in the Spin- Off. The Alfa Wassermann agreement provides research and development funding for the program under license, and if it decides not to progress the licensed program, we may not be able to develop or commercialize the program on our own. In January 2015, we entered into a collaboration agreement with Mylan for the development and commercialization of a nebulized formulation of our LAMA TD-4208. Under the terms of the agreement, we and Mylan will co- develop nebulized TD-4208 for COPD and other respiratory diseases.

Our partners might not fulfill all of their obligations under these agreements, and, in certain circumstances, they may terminate our partnership with them as Astellas did to Theravance in January 2012 with its VIBATIV agreement and as Merck did to Theravance in September 2013 with the cardiovascular disease collaboration. In either event, we may be unable to assume the development and commercialization of the product candidates covered by the agreements or enter into alternative arrangements with a third party to develop and commercialize such product candidates. If a partner elected to promote its own products and product candidates in preference to those licensed from us, the development and commercialization of product candidates covered by the agreements could be delayed or terminated, and future payments to us could be delayed, reduced or eliminated and our business and financial condition could be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of our partners. If a partner terminates or breaches its agreements with us, otherwise fails to complete its obligations in a timely manner or alleges that we have breached our contractual obligations under these agreements, the chances of successfully developing or commercializing product candidates under the collaboration could be materially and adversely affected. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration.

Because GSK is a strategic partner of Theravance, a strategic partner of TRC and a significant shareholder of us, it may take actions that in certain cases are materially harmful to both our business and to our other shareholders.

As of July 31, 2015, GSK beneficially owned approximately 24.5% of our outstanding ordinary shares. GSK is also a strategic partner to Theravance with rights and obligations under the strategic alliance agreement and under the collaboration agreement assigned to TRC (the “GSK-Theravance Agreements”) that may cause GSK’s interests to differ from the interests of us and our other shareholders. In particular, if the Closed Triple or a MABA/ICS in either the U.S. or the European Union is approved, GSK’s diligent efforts obligations under the GSK-Theravance Agreements with regard to commercialization matters will have the objective of focusing on the best interests of patients and maximizing the net value of the overall portfolio of products under the GSK-Theravance Agreements. Following such regulatory approval, GSK’s commercialization efforts will be guided by a portfolio approach across products in which we have an indirect interest through TRC and products in which we have no interest. Accordingly, GSK’s commercialization efforts may have the effect of reducing the value of our interest in TRC. Furthermore, GSK has a substantial respiratory product portfolio in addition to the products covered by the GSK-Theravance Agreements. GSK may make respiratory product portfolio decisions or statements about its portfolio which may be, or may be perceived to be, harmful to the respiratory products partnered with Theravance and TRC. For example, GSK could promote its own respiratory products and/or delay or terminate the development or commercialization of the respiratory programs covered by the GSK-Theravance Agreements. Also, given the potential future royalty payments GSK may be obligated to pay under the GSK-Theravance Agreements, GSK may seek to acquire us or acquire our interests in TRC in order to effectively reduce those payment obligations, though the actions GSK may take to acquire us are limited under our governance agreement with GSK which will expire on December 31, 2017 (the “Governance Agreement”). The timing of when GSK may seek to acquire us could potentially be when it possesses information regarding the status of drug programs covered by the GSK-Theravance Agreements that has not been publicly disclosed and is not otherwise known to us. As a result of these differing interests, GSK may take actions that it believes are in its best interest but which might not be in the best interests of either us or our other shareholders. In addition, GSK could also seek to challenge our or Theravance’s post-Spin-Off operations as violating or allowing it to terminate the GSK-Theravance Agreements, including by violating the confidentiality provisions of those agreements or the master agreement between GSK, Theravance and us entered into in connection with the Spin-Off, or otherwise violating its legal rights. While we believe our operations fully comply with the GSK-Theravance Agreements, the master agreement and applicable law, there can be no assurance that we or Theravance will prevail against any such claims by GSK. Moreover, regardless of the merit of any claims by GSK, we may incur significant cost and diversion of resources in defending them. In addition, any other action or inaction by either GSK or Theravance that results in a material dispute, allegation of breach, litigation, arbitration, or significant disagreement between those parties may be interpreted negatively by the market or by our investors, could harm our business and cause the price of our securities to fall. Examples of these kinds of issues include but are not limited to non-performance of contractual obligations and allegations of non-performance, disagreements over the relative marketing and sales efforts for Theravance’s partnered products and other GSK respiratory products, disputes over public statements, and similar matters. In general, any uncertainty about the respiratory programs partnered with GSK, the enforceability of the GSK-Theravance Agreements or the relationship/partnership between Theravance and GSK could result in significant reduction in the market price of our securities and other material harm to our business.

Agreements entered into with or for the benefit of GSK in connection with the Spin-Off may significantly restrict our business and affairs.

On March 3, 2014, in connection with the Spin-Off, we, Theravance and GSK entered into a number of agreements that may significantly restrict our business and affairs. In particular, we, Theravance and GSK entered into a three-way master agreement (the “Master Agreement”) that, among other things, requires GSK’s consent to make any changes to (A) the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement and Tax Matters Agreement that would, individually or in the aggregate, reasonably be expected to adversely affect GSK in any material respect or (B) the TRC Limited Liability Company Agreement, which consent is not to be unreasonably withheld, conditioned or delayed, provided that GSK may withhold, condition or delay such consent in its sole discretion with respect to certain sections of the TRC Limited Liability Company Agreement and any changes to the governance structure of TRC, the confidentiality restrictions, the consent rights, and the transfer restrictions in the TRC Limited Liability Company Agreement. The Master Agreement also limits the periods of time that Theravance employees may provide services to us pursuant to the transition services agreement between Theravance and us. We and GSK also entered into (i) the Governance Agreement that, among other things, provides share purchase rights to GSK and exempts GSK from triggering our Rights Agreement  until December 31, 2017 (as further described under “Rights Agreement” below), (ii) a registration rights agreement that gives GSK certain registration rights with respect to our ordinary shares held by GSK and (iii) an extension agreement that extends to us certain restrictive covenants similar to those applicable to Theravance under the GSK-Theravance Agreements. There can be no assurance that these restrictions will not materially harm our business, particularly given that GSK’s interests may not be aligned with the interests of our business or our other shareholders.

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, we will be unable to fully develop and commercialize all of our product candidates and our business will be adversely affected.

Theravance’s collaborations with Alfa Wassermann for velusetrag, with Clinigen for VIBATIV for the European Union, and with other companies for regional development and commercialization of VIBATIV were assigned to us in connection with the Spin-Off. Also, through our interest in TRC we may participate economically in Theravance’s collaborations with GSK with respect to the GSK-Partnered Respiratory Programs. In addition, in January 2015 we entered into a collaboration agreement with Mylan for the development and commercialization of a nebulized formulation of TD-4208, our LAMA compound. Additional collaborations will be needed to fund later-stage development of our product candidates that have not been licensed to a collaborator, such as axelopran (TD-1211) for opioid-induced constipation, TD-9855 for fatigue/pain, and TD-6450 for hepatitis C, or for a territory that is not covered by existing collaborations, and to commercialize these product candidates if approved by the necessary regulatory authorities. In some instances, we may seek additional third parties with which to pursue collaboration arrangements for the development and commercialization of our development programs and for the future commercialization of VIBATIV in regions where it is not currently partnered. Collaborations with third parties regarding these programs or our other programs may require us to relinquish material rights, including revenue from commercialization of our medicines, or to assume material ongoing development obligations that we would have to fund. These collaboration arrangements are complex and time-consuming to negotiate, and if we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators. We may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Furthermore, for any collaboration, we may not be able to control the amount of time and resources that our partners devote to our product candidates and our partners may choose to prioritize alternative programs. Our inability to successfully collaborate with third parties would increase our development costs and would limit the likelihood of successful commercialization of our product candidates and the price of our securities could fall.

We depend on third parties in the conduct of our clinical studies for our product candidates.

We depend on independent clinical investigators, contract research organizations and other third-party service providers in the conduct of our non-clinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our non-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that our clinical studies are conducted in accordance with good clinical practices (“GCPs”) and other regulations as required by the FDA and foreign regulatory authorities, and the applicable protocol. Failure by these parties to comply with applicable regulations, GCPs and protocols in conducting studies of our product candidates can result in a delay in our development programs or non-approval of our product candidates by regulatory authorities.

The FDA enforces GCPs and other regulations through periodic inspections of trial sponsors, clinical research organizations (“CROs”), principal investigators and trial sites. If we or any of the third parties on which we have relied to conduct our clinical studies are determined to have failed to comply with GCPs, the study protocol or applicable regulations, the clinical data generated in our studies may be deemed unreliable. This could result in non-approval of our product candidates by the FDA, or we or the FDA may decide to conduct additional audits or require additional clinical studies, which would delay our development programs, could result in significant additional costs and the price of our securities could fall.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing, receiving approval for or commercializing products before or more successfully than we do.

Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery, development and commercialization of medicines. Our objective is to discover, develop and commercialize new small molecule medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. We expect that any medicines that we commercialize with or without our collaborative partners will compete with existing or future market-leading medicines.

Many of our current and potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development, and, more recently, commercialization, to:

•                  discover and develop medicines that are superior to other products in the market;

•                  attract and retain qualified personnel;

•                  obtain patent and/or other proprietary protection for our medicines and technologies;

•                  obtain required regulatory approvals;

•                  develop and effectively implement commercialization strategies, with or without collaborative partners; and

•                  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

Pharmaceutical companies, including companies with which we collaborate, may invest heavily to quickly discover and develop or in-license novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. Other companies are engaged in the discovery of medicines that would compete with the product candidates that we are developing.

Any new medicine that competes with a generic or proprietary market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. VIBATIV must demonstrate these advantages in certain circumstances, as it competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a number of companies, and a number of existing antibacterial drugs marketed by major and other pharmaceutical companies. If we are not able to compete effectively against our current and future competitors, our business will not grow, our financial condition and operations will suffer and the price of our securities could fall.

As the principles of multivalency become more widely known, we expect to face increasing competition from companies and other organizations that pursue the same or similar approaches. Novel therapies, such as gene therapy or effective vaccines for infectious diseases, may emerge that will make both conventional and multivalent medicine discovery efforts obsolete or less competitive.

Certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Theravance, which actual or potential conflicts may harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Theravance.

Certain of our directors and all of our executive officers hold shares of Theravance’s common stock or rights to acquire such shares, and these holdings may be significant for some of these individuals compared to their total assets. This ownership of Theravance common stock by our officers and most of our directors may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Theravance and for us. For example, potential or actual conflicts could arise relating to: our relationship with Theravance, including Theravance’s and our respective rights and obligations under agreements entered into in connection with the Spin-Off; Theravance’s management of TRC, particularly given that we and Theravance have different economic interests in TRC; and corporate opportunities that may be available to both companies in the future. Although we and Theravance have implemented policies and procedures to identify and properly address such potential and actual conflicts of interest, there can be no assurance that, when such conflicts are resolved in accordance with applicable laws, such conflicts of interest will not harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Theravance.

If we lose key management or scientific personnel, or if we fail to attract and retain key employees, our ability to discover and develop our product candidates, and commercialize VIBATIV and any other products that may be approved in the future will be impaired.

We are highly dependent on principal members of our management team and scientific staff, and in particular, our Chief Executive Officer, Rick E Winningham, to operate our business. Mr. Winningham has significant pharmaceutical industry experience. The loss of Mr. Winningham’s services could impair our ability to discover, develop and commercialize new medicines.

The Spin-Off represented a significant organizational change and our employees may have concerns about our prospects as a stand-alone company, including our ability to successfully operate the new entity over the long-term, and our ability to maintain our independence after the Spin-Off. If we are not successful in assuring our employees of our prospects as an independent company, our employees may seek other employment, which could materially adversely affect our business. If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our discovery, development and commercialization activities, which may cause the price of our securities to fall.

In addition, our U.S. operating subsidiary’s facility and most of its employees are located in northern California, headquarters to many other biotechnology and biopharmaceutical companies and many academic and research institutions. As a result, competition for certain skilled personnel in our market is intense. None of our employees have employment commitments for any fixed period of time and they all may leave our employment at will. If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our development and commercialization activities and the price of our securities could fall.

Our business and operations would suffer in the event of system failures or security breaches.

Although we have security measures in place, our internal computer systems and those of our CROs and other service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any material system failure, accident or security breach could result in a material disruption to our business or other losses. We rely extensively on computer systems to process payment transactions, maintain information and manage our business. Although we have security and fraud prevention measures in place, the Company has been subject to immaterial payment fraud activity.  If we suffered material electronic security breaches, we could incur significant liability or significant disruption to our business. For example, the loss of clinical trial data from completed or ongoing clinical trials of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If a disruption or security breach results in a loss of or damage to our data or regulatory applications, inadvertent disclosure of confidential or proprietary information, or other harm to our business, we could incur liability, the further development of our product candidates could be delayed and the price of our securities could fall.

Our U.S. operating subsidiary’s facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our U.S. operating subsidiary’s facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore will be vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition, which could cause the price of our securities to fall.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We plan to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory shareholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). Therefore, the information that we intend to provide shareholders will be different than what is available with respect to some other public companies. We cannot predict if investors will find our ordinary shares less attractive because we rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

We were an emerging growth company for all of 2014 and will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) December 31, 2019, the end of the fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

We and our shareholders may not realize the potential benefits from the Spin-Off.

On June 2, 2014, the Spin-Off of Theravance Biopharma from Theravance was completed via a pro rata dividend distribution to Theravance stockholders of record of one of our ordinary shares for every three and one half shares of Theravance common stock outstanding on the May 15, 2014 record date. We and our shareholders may not realize the potential benefits that we expected from our Spin-Off from Theravance. By separating from Theravance, there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Theravance. In addition, we have incurred and will continue to incur significant costs, including those described elsewhere herein, which may exceed our estimates. As a separate company, we will not receive potential royalty revenue derived from certain of Theravance’s late-stage partnered respiratory assets (the “Royalty Business”).

Our historical financial information prior to the Spin-Off may not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future financial position, future results of operations or future cash flows.

Our historical financial information prior to the Spin-Off does not necessarily reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future financial position, future results of operations or future cash flows. This is primarily a result of the following factors:

•                  prior to the Spin-Off, our business was operated by Theravance as part of its broader corporate organization rather than as a stand-alone company, and our business was able to leverage Theravance’s financial resources and creditworthiness;

•                  prior to the Spin-Off, certain general administrative functions were performed by Theravance for the combined entity. Our historical consolidated financial statements reflect allocations of costs for services shared with Theravance. These allocations may differ from the costs we will incur for these services as an independent company;

•                  our cost of capital will likely be higher than Theravance’s cost of capital prior to the Spin-Off; and

•                  following the Spin-Off, we are now responsible for the additional costs associated with being an independent, public company, including costs related to corporate governance and listed and registered securities.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we became subject following the Spin-Off. If we are unable to achieve and maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

As a result of the Spin-Off, we are subject to the reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting. When and if we become a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources.

To comply with these requirements, we anticipate that we may need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and/or finance staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if in the future we are unable to conclude that our internal control over financial reporting is effective (or if the auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports.

Our management will be responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

We have only been operating as a stand-alone entity since June 2, 2014 and therefore we have a limited history operating as an independent company upon which you can evaluate us.

We have only been operating as a stand-alone entity since June 2, 2014 and therefore we have a limited operating history as an independent company upon which you can evaluate us. While our biopharmaceutical business has constituted a substantial part of the historic operations of Theravance, we did not operate as a stand-alone company without the Royalty Business until the Spin-Off. As a new independent company, our ability to satisfy our obligations and achieve profitability will be primarily dependent upon the future performance of our biopharmaceutical business, and we do not rely upon the revenues, capital resources and cash flows of the Royalty Business remaining with Theravance.

We may be treated as a U.S. corporation for U.S. federal income tax purposes.

For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. Theravance Biopharma is incorporated under Cayman Islands law and established tax residency in Ireland effective July 1, 2015. Therefore, it should be a non-U.S. corporation under this general rule. However, Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that may result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding certain aspects of their application.

Under Section 7874 of the Code, a corporation created or organized outside the U.S. will be treated as a U.S. corporation for U.S. federal tax purposes, when (i) the foreign corporation directly or indirectly acquires substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of incorporation relative to its expanded affiliated group’s worldwide activities. For this purpose, “expanded affiliated group” generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and “substantial business activities” generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the country of incorporation.

We do not expect to be treated as a U.S. corporation under Section 7874 of the Code, because we do not believe that the assets contributed to us by Theravance constituted “substantially all” of the properties of Theravance (as determined on both a gross and net fair market value basis). However, the IRS may disagree with our conclusion on this point and assert that, in its view, the assets contributed to us by Theravance did constitute “substantially all” of the properties of Theravance. In addition, there could be legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in Theravance Biopharma being treated as a U.S. corporation.

If it were determined that we should be treated as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax on our post-Spin-Off taxable income. In addition, payments of dividends to non-U.S. holders may be subject to U.S. withholding tax.

Taxing authorities, such as the U.S. Internal Revenue Service may challenge our structure and transfer pricing arrangements.

We are incorporated in the Cayman Islands, maintain subsidiaries in the Cayman Islands, United States, the United Kingdom and Ireland, and effective July 1, 2015, we migrated our tax domicile from the Cayman Islands to Ireland. We are able to achieve a low annual average tax rate through the performance of certain functions and ownership of certain assets in tax-efficient jurisdictions such as the Cayman Islands and Ireland, together with intra-group service and transfer pricing agreements, each on an arm’s length basis. Taxing authorities, such as the U.S. Internal Revenue Service, or the IRS, may challenge our structure and transfer pricing arrangements through an audit or lawsuit. Responding to or defending such a challenge could be expensive and consume time and other resources, and divert management’s time and focus from operating our business. We cannot predict whether taxing authorities will conduct an audit or file a lawsuit challenging this structure, the cost involved in responding to any such audit or lawsuit, or the outcome. If we are unsuccessful, we may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future which could result in reduced cash flows and have a material adverse effect on our business, financial condition and growth prospects.

We believe that our company (and one of our subsidiaries) is a passive foreign investment company, or “PFIC,” for 2014, which may have adverse U.S. federal income tax consequences to U.S. holders.

For U.S. federal income tax purposes, we generally would be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income (including gross income of certain 25%-or-more-owned corporate subsidiaries) is “passive income” (as defined for such purposes) or (ii) the average percentage of our assets (including the assets of certain 25%-or-more-owned corporate subsidiaries) that produce passive income or that are held for the production of passive income is at least 50%. In addition, whether our company will be a PFIC for any taxable year depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty until after the end of the year.

Based upon our assets and income during the course of 2014, we believe that our company is a PFIC for the 2014 taxable year and may continue to be a PFIC in subsequent years. In addition, we believe that one of our company’s wholly-owned subsidiaries, Theravance Biopharma R&D, Inc. is also a PFIC for the 2014 taxable year. For any taxable year (or portion thereof) in which our company is a PFIC that is included in the holding period of a U.S. holder, the U.S. holder is generally subject to additional U.S. federal income taxes plus an interest charge with respect to certain distributions from Theravance Biopharma or gain recognized on a sale of Theravance Biopharma shares. Similar rules would apply with respect to distributions from or gain recognized on an indirect sale of Theravance Biopharma R&D, Inc. U.S. holders of our ordinary shares may wish to file an election to be treated as owning an interest in a “qualified electing fund” (“QEF”) or to “mark-to-market” their ordinary shares to avoid the otherwise-applicable interest charge consequences of PFIC treatment with respect to our ordinary shares. U.S. holders of our ordinary shares should consult their tax advisers regarding the potential PFIC, QEF and mark-to-market treatment of their interests in our ordinary shares, as well as the application of the PFIC rules with respect to their indirect interests in Theravance Biopharma R&D, Inc.

If we are required to indemnify Theravance, or if we are not able to collect on indemnification rights from Theravance, our business prospects and financial condition may be harmed.

We agreed to indemnify Theravance from and after the Spin-Off with respect to (i) all debts, liabilities and obligations transferred to us in connection with the Spin-Off (including our failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the Spin-Off), (ii) any misstatement or omission of a material fact resulting in a misleading statement in our Information Statement distributed to Theravance stockholders in connection with the Spin-Off and (iii) any breach by us of certain agreements entered into with Theravance in connection with the Spin-Off (namely, the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Facility Sublease Agreement). We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise could be significant. Under the terms of the Separation and Distribution Agreement, Theravance agreed to indemnify us from and after the Spin-Off with respect to (i) all debts, liabilities and obligations retained by Theravance after the Spin-Off (including its failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the Spin-Off) and (ii) any breach by Theravance of the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Facility Sublease Agreement. Our and Theravance’s ability to satisfy these indemnities, if called upon to do so, will depend upon our and Theravance’s future financial strength. If we are required to indemnify Theravance, or if we are not able to collect on indemnification rights from Theravance, our business prospects and financial condition may be harmed.

Risks Related to Legal and Regulatory Uncertainty

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. The status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of June 30, 2015, we or one of our wholly-owned subsidiaries owned 398 issued United States patents and 1,429 granted foreign patents, as well as additional pending United States and foreign patent applications. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be invalidated or be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop product candidate and threaten our ability to commercialize products. Further, if we encounter delays in our clinical trials or in obtaining regulatory approval of our product candidates, the patent lives of the related product candidates would be reduced.

In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations, which could cause the price of our securities to fall.

Litigation or third-party claims of intellectual property infringement would require us to divert resources and may prevent or delay our drug discovery and development efforts.

Our commercial success depends in part on us and our partners not infringing the patents and proprietary rights of third parties. Third parties may assert that we or our partners are using their proprietary rights without authorization. There are third party patents that may cover materials or methods for treatment related to our product candidates. At present, we are not aware of any patent claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us or our partners may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others would involve substantial litigation expenses and divert substantial employee resources from our business. If we fail to effectively enforce our proprietary rights against others, our business will be harmed and the price of our securities could fall.

If the efforts of our partners or future partners to protect the proprietary nature of the intellectual property related to collaboration assets are not adequate, the future commercialization of any medicines resulting from collaborations could be delayed or prevented, which would materially harm our business and could cause the price of our securities to fall.

The risks identified in the two preceding risk factors may also apply to the intellectual property protection efforts of our partners or future partners and to GSK with respect to the GSK-Partnered Respiratory Programs in which we hold an economic interest. To the extent the intellectual property protection of any partnered assets are successfully challenged or encounter problems with the United States Patent and Trademark Office or other comparable agencies throughout the world, the future commercialization of these potential medicines could be delayed or prevented. Any challenge to the intellectual property protection of a late-stage development asset, particularly those of the GSK-Partnered Respiratory Programs in which we hold an economic interest, could harm our business and cause the price of our securities to fall.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products and have likely increased with the commercial reintroduction of VIBATIV. Side effects of, or manufacturing defects in, products that we or our partners develop or commercialize could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits tends to increase. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. Also, changes in laws outside the U.S. are expanding our potential liability for injuries that occur during clinical trials. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the applicable products.

Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities and we cannot be sure that our insurer will not disclaim coverage as to a future claim. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business. The cost of defending any product liability litigation or other proceeding, even if resolved in our favor, could be substantial and uncertainties resulting from the initiation and continuation of product liability litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Product liability claims could also harm our reputation, which may adversely affect our and our partners’ ability to commercialize our products successfully and the price of our securities could fall.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•                  our or our collaborators’ ability to set and collect a price we believe is fair for our product;

•                  our ability to generate revenues and achieve profitability; and

•                  the availability of capital.

The Patient Protection and Affordable Care Act, the Veterans Health Care Act and other existing and potential legislative or regulatory actions regarding healthcare and insurance matters, along with the trend toward managed healthcare in the United States, could influence the purchase of healthcare products and reduce demand and prices for our product.. This could harm our or our collaborators’ ability to market our existing and potential medicines and generate revenues. Cost containment measures that health care payors and providers are instituting and the effect of the Patient Protection and Affordable Care Act, the Veterans Health Care Act and any additional agency regulations that may emerge in the future could significantly reduce potential revenues from the sale of VIBATIV and any product candidates approved in the future. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the state and federal level, as well as internationally, will continue and may increase, which may make it difficult for us to sell VIBATIV and any other potential medicines that may be approved in the future at a price acceptable to us or our collaborators and which may cause the price of our securities to fall.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with these and other applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, which could cause the price of our securities to fall.

Risks Relating to our Ordinary Shares

The market price for our shares has and may continue to fluctuate widely, and may result in substantial losses for purchasers of our ordinary shares.

Our ordinary shares began trading on June 3, 2014, and the market price for our shares has and may continue to fluctuate widely, and may result in substantial losses for purchasers of our ordinary shares. To date, there is limited securities analyst coverage of our company. Limited securities analyst coverage of our company and shares is likely to reduce demand for our shares from potential investors, which likely will reduce the market price for our shares.  To the extent that historically low trading volumes for our ordinary shares continues, our stock price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Without a larger public float of actively traded shares, our ordinary shares are likely to be more sensitive to changes in sales volumes, market fluctuations and events or perceived events with respect to our business, than the shares of common stock of companies with broader public ownership, and as a result, the trading prices for our ordinary shares may be more volatile.  Among other things, trading of a relatively small volume of ordinary shares may have a greater effect on the trading price than would be the case if our public float of actively traded shares were larger.

Market prices for securities of biotechnology and biopharmaceutical companies have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our ordinary shares involves substantial risk. By separating from Theravance, there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Theravance. Additionally, the stock market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies.

The following are some of the factors that may have a significant effect on the market price of our ordinary shares:

•                  any adverse developments or results or perceived adverse developments or results with respect to the GSK-Partnered Respiratory Programs, including, without limitation, any delays in development in these programs, any halting of development in these programs, any difficulties or delays encountered with regard to the FDA or other regulatory authorities in these programs, or any indication from clinical or non-clinical studies that the compounds in such programs are not safe or efficacious;

•                  any further adverse developments or perceived adverse developments with respect to the commercialization of VIBATIV, including whether Pfizer’s planned acquisition of Hospira later this year will lead to changes in Hospira’s operations which may adversely impact our single source of supply for VIBATIV drug product;

•                  whether we achieve the rapid and increasing acceleration of sales growth during the second half of 2015 upon which our current publicly announced U.S. net sales target for VIBATIV for 2015 is based or revise downward or fail to meet this sales target;

•                  any announcements of developments with, or comments by, the FDA or other regulatory authorities with respect to products we or our partners have under development or have commercialized;

•                  any adverse developments or agreements or perceived adverse developments or agreements with respect to the relationship of Theravance or TRC, on the one hand, and GSK, on the other hand, including any such developments or agreements resulting from or relating to the Spin-Off;

•                  any adverse developments or perceived adverse developments with respect to our relationship with any of our research, development or commercialization partners, including, without limitation, disagreements that may arise between us and any of those partners, including any such developments resulting from or relating to the Spin-Off;

•                  any adverse developments or perceived adverse developments in our programs with respect to partnering efforts or otherwise;

•                  announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

•                  publicity regarding actual or potential study results or the outcome of regulatory review relating to products under development by us, our partners or our competitors;

•                  regulatory developments in the United States and foreign countries;

•                  announcements of equity or debt financings;

•                  economic and other external factors beyond our control;

•                  loss of key personnel;

•                  likelihood of our ordinary shares to be more sensitive to changes in sales volume, market fluctuations and events or perceived events with respect to our business due to our small public float;

•                  low public market trading volumes for our ordinary shares related in part to the concentration of ownership of our shares;

•                  developments or disputes as to patent or other proprietary rights;

•                  approval or introduction of competing products and technologies;

•                  results of clinical trials;

•                  failures or unexpected delays in timelines for our potential products in development, including the obtaining of regulatory approvals;

•                  delays in manufacturing adversely affecting clinical or commercial operations;

•                  fluctuations in our operating results;

•                  market reaction to announcements by other biotechnology or pharmaceutical companies;

•                  initiation, termination or modification of agreements with our collaborators or disputes or disagreements with collaborators;

•                  litigation or the threat of litigation;

•                  public concern as to the safety of drugs developed by us; and

•                  comments and expectations of results made by securities analysts or investors.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the ordinary shares would likely drop significantly. A significant drop in the price of a company’s securities often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management’s attention and resources.

Concentration of ownership will limit your ability to influence corporate matters.

As of July 31, 2015, GSK beneficially owned approximately 24.5% of our outstanding ordinary shares and our directors, executive officers and investors affiliated with these individuals beneficially owned approximately 3.9% of our outstanding ordinary shares. Based on our review of publicly available filings as of July 31, 2015, our two largest shareholders other than GSK collectively owned approximately 23.9% of our outstanding ordinary shares. These shareholders and GSK could control the outcome of actions taken by us that require shareholder approval, including a transaction in which shareholders might receive a premium over the prevailing market price for their shares.

Certain provisions in our constitutional documents may discourage our acquisition by a third party, which could limit your opportunity to sell shares at a premium.

Our constitutional documents include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions, including, among other things, provisions that:

•                  require supermajority shareholder voting to effect certain amendments to our amended and restated memorandum and articles of association;

•                  establish a classified board of directors;

•                  restrict our shareholders from calling meetings or acting by written consent in lieu of a meeting;

•                  limit the ability of our shareholders to propose actions at duly convened meetings; and

•                  authorize our board of directors, without action by our shareholders, to issue preferred shares and additional ordinary shares.

These provisions could have the effect of depriving you of an opportunity to sell your ordinary shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transaction.

Our shareholders may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2013 Revision) (as amended) of the Cayman Islands and by the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are different from those under statutes or judicial precedent in existence in jurisdictions in the U.S. Therefore, you may have more difficulty in protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the U.S., due to the different nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies such as our company have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•                  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•                  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•                  those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

There is uncertainty as to shareholders’ ability to enforce certain foreign civil liabilities in the Cayman Islands.

We are incorporated as an exempted company limited by shares with limited liability under the laws of the Cayman Islands. A material portion of our assets are located outside of the United States. As a result, it may be difficult for our shareholders to enforce judgments against us or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Theravance Biopharma judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Theravance Biopharma predicated upon the civil liability provisions of the securities laws of the United States or any State, on the grounds that such provisions are penal in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands’ judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands’ court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere, which would delay proceedings and make it more difficult for our shareholders to bring action against us.

THE OFFER

1.              Eligibility.

You are an “eligible option holder” if you are an employee of the Theravance Biopharma Group that works in an eligible country as of the start of this offer and remain an employee of the Theravance Biopharma Group in an eligible country through the expiration of the offer and the restricted share unit grant date and hold eligible options. For this purpose, an employee on an international assignment within the Theravance Biopharma Group will be considered to be working in the employee’s home country and not in the country of the international assignment.  Notwithstanding the foregoing, our executive officers, other members of our senior leadership group, members of our board of directors, and consultants are not eligible option holders and may not participate in the offer.

To receive a grant of restricted share units, you must remain an employee of the Theravance Biopharma Group or a successor entity in an eligible country through the restricted share unit grant date, which will be the same U.S. calendar day as the cancellation date. If you do not remain an employee of the Theravance Biopharma Group or a successor entity in an eligible country through the restricted share unit grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the restricted share unit grant date will be September 25, 2015. Except as provided by applicable law and/or any employment or service agreement between you and the Theravance Biopharma Group in an eligible country, your employment or service with the Theravance Biopharma Group will remain “at-will” and can be terminated by you or the Theravance Biopharma Group at any time, with or without cause or notice. In order to vest in your restricted share units and receive the shares subject to the new award, you must remain an employee or service provider of the Theravance Biopharma Group through each relevant vesting date. If your service with the Theravance Biopharma Group terminates before your restricted share units vest (other than due to certain terminations following a change in control of Theravance Biopharma), your unvested restricted share units will expire and you will not be issued any additional ordinary shares pursuant to your restricted share unit award.

2.              Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted under the Plans that were granted before August 4, 2015, are held by eligible option holders, are outstanding and unexercised as of the expiration date of the offer, that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. However, options will not be eligible options (and any election with regard to such options will be disregarded) if, on the expiration date of the offer, the exercise price of the option is equal to or less than the closing price of Theravance Biopharma’s ordinary shares on the expiration date.

Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. Except for options that are subject to a domestic relations order (or comparable legal document resulting from the end of a marriage), we are not accepting elections of partial amounts of eligible option grants. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first eligible option grant).

However, this rule will not apply to the portion of any eligible option grant that is subject to a domestic relations order (or comparable legal document resulting from the end of a marriage) and which is beneficially owned by a person who is not an employee of the Theravance Biopharma Group in an eligible country. Any such portion of an otherwise eligible option grant may not be exchanged in this offer (even if title to that portion of the award is held by you and you are an eligible option holder). The portion beneficially owned by the eligible option holder may be exchanged in the offer, but such portion must be exchanged for all remaining shares. For instance, if the award to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the eligible option grant that you beneficially own covering 1,500 shares.

Exchange Ratio

Subject to the terms of this offer and upon our acceptance of your options properly elected for exchange, your exchanged options will be cancelled and you will receive one (1) restricted share unit for every two (2) shares subject to your exchanged options.  For example, if you are an eligible option holder and you exchange an eligible option grant for 1,000 shares, you will receive 500 restricted share units on the restricted share unit grant date. The one (1) restricted share unit for every two (2) shares subject to your exchanged options exchange ratio applies to each of your eligible option grants separately, and any fractional restricted share units will be rounded down to the nearest whole restricted share unit on a grant by grant basis.

All restricted share units will be subject to the terms of the restricted share unit agreement (including any country-specific appendix, if applicable) between you and Theravance Biopharma and the 2013 Plan. The current forms of the restricted share unit agreement for non-executive officers are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on September 25, 2015, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See “Section 15; Extension of offer; termination; amendment” for a description of our rights to extend, terminate and amend the offer.

3.              Purposes of the offer.

The primary purpose of this offer is to restore the intended retention and incentive value of certain of our equity awards. We believe this offer will foster retention of our valuable option holders. We issued the currently outstanding options to attract and retain the best available talent and to provide additional incentives to our employees. The market price of our shares has declined significantly and will also be subject to ongoing market volatility. As a result of these factors, a significant number of our options have exercise prices that are significantly higher than the current market price for our shares. These awards are commonly referred to as being “underwater.” The restricted share units may have greater retention value than the exchanged options and therefore benefit Theravance Biopharma in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the number of options outstanding under our Plans.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•                  Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Theravance Biopharma;

•                  Any purchase, sale or transfer of a material amount of our assets;

•                  Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to change any executive officer’s material terms of employment;

•                  Any other material change in our corporate structure or business;

•                  Our ordinary shares being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  Our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than as contemplated by the terms of that certain Governance Agreement by and between Theravance Biopharma, Inc. and Glaxo Group Limited, dated March 3, 2014, incorporated herein by reference from Exhibit 10.26 to Amendment No. 4 to the Company’s Form 10, as filed with the Securities and Exchange Commission on April 8, 2014; or

•                  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Theravance Biopharma evaluates out-licensing, acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Theravance Biopharma makes changes in the composition and structure of its board of directors and/or management. Theravance Biopharma expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.              Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. You may elect to participate in one of two ways: (i) through the offer website, or (ii) by sending your election form via U.S. mail (or other post) or Federal Express (or similar delivery service).

Electing Through the Offer Website:

1.              To access the offer website, go to www.corp-action.net/TheravanceBiopharmaOptionExchange. On the welcome page of the website, you may access various documents that provide further details about the offer. Select the “Continue” button to log in to the site.

2.              To log in to the site, enter your Theravance Biopharma e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com on August 28, 2015 and select the “Continue” button. If you do not know your PIN, you may select the “Forgot Your PIN” link or contact the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.).

3.              You will be directed to the Option Exchange Election Form where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your eligible options or restricted share units.

4.              To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5.              Click on the “Submit” button to finalize your elections.

6.              After you submit your election, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your election must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 25, 2015.

Electing via Mail or Delivery Service:

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit an election by mail or delivery service if you accept the offer via the offer website. To send your election by mail or delivery service, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015:

1.              Properly complete and sign the attached election form.

2.              Send the completed and signed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If you submit your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service), Computershare must receive the completed election form on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website and may be submitted only by mail or delivery service. Please see the election form for further details.

General Information:

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. Please note that if you elect to exchange an eligible option grant in this offer, you must elect to exchange all shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at the website address: www.corp-action.net/TheravanceBiopharmaOptionExchange, which lists your eligible option grants, the grant date of your eligible option grants, the number of vested and unvested shares subject to your eligible option grants, the exercise price of your eligible option grants, the applicable exchange ratio, the number of restricted share units you will receive if you exchange your eligible option grants for restricted share units pursuant to the terms of the offer, and the vesting schedule of your restricted share units if you participate in the offer.

The offer website also contains a tool prepared by Computershare, called the “option exchange analysis tool,” which allows eligible option holders to enter hypothetical information regarding our future share price and see the share price’s effect on the potential future values of your eligible options or restricted share units. Note that this tool will not calculate actual value of eligible options or restricted share units, as the tool depends on your estimate of the future value of our shares and does not take into account all relevant factors that may affect the actual value of your eligible options or restricted share units, such as taxes, vesting, etc. Further, the future value of our ordinary shares is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, by providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for restricted share units. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on September 25, 2015 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your options properly elected for exchange by 9:00 p.m., Pacific Time, on September 25, 2015, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in “Section 5; Withdrawal rights and change of election.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal Computershare receives before the expiration date.

You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to add additional eligible option grants to your election, you must complete and submit a new election before the expiration date by following the procedures described above and you must list all of the eligible option grants you wish to exchange. If you are submitting your election via the offer website, the new election must be properly completed and submitted after your prior election and after any withdrawal you have submitted. If you are submitting your new election by U.S. mail (or other post) or Federal Express (or similar delivery service), the new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible option grants you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in “Section 5; Withdrawal rights and change of election.”

The delivery of all documents, including elections and withdrawals, is at your risk. Only responses that are complete and actually received by the deadline will be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Computershare intends to confirm the receipt of your election and/or any withdrawal via an e-mail generated from the offer website within two (2) U.S. business days if your election or withdrawal was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election or withdrawal form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your election and/or any withdrawal. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.

Computershare’s receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Awards accepted for exchange will be cancelled on the cancellation date, which we presently expect will be September 25, 2015.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options properly elected for exchange that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election to exchange any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible option holder or waived by us. Neither we nor any other person (including Computershare) is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Theravance Biopharma and you upon the terms and subject to the conditions of this offer.

5.              Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on September 25, 2015. If we extend the offer, you may withdraw your options at any time until the extended expiration date.  In addition, although we intend to accept all options validly elected for exchange promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 25, 2015, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for the eligible option grants you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options in two ways: (i) through the offer website, or (ii) by sending your withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service). Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be September 25, 2015.

Withdrawal Through the Offer Website:

1.              Go to www.corp-action.net/TheravanceBiopharmaOptionExchange and log in to the site by entering your Theravance Biopharma e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com on August 28, 2015. If you do not know your PIN, you may select the “Forgot Your PIN” button or contact the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.).

2.              If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3.              To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4.              Click on the “Submit” button to finalize your elections.

5.              After you submit your withdrawal, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your withdrawal must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 25, 2015.

Withdrawal via Mail or Delivery Service:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit your withdrawal by mail or delivery service if you already have done so via the offer website. To send your withdrawal by mail or delivery service, you must do the following before the expiration date:

1.              Properly complete and sign the attached withdrawal form.

2.              Send the completed and signed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If you submit your completed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service), Computershare must receive the completed withdrawal form on or before 9:00 p.m., Pacific Time, on the offer’s expiration date.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website and may be submitted only by mail or delivery service. Please see the withdrawal form for further details.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal Computershare receives before the expiration date. Any eligible option grants that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly elected for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election to Computershare before the expiration date by following the procedures described in “Section 4; Procedures for electing to exchange options.” This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible option grants you wish to exchange, if delivered via mail or delivery service. Elections via the offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person (including Computershare) is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including elections and withdrawals, is at your risk. Only responses that are complete and actually received by the deadline will be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Computershare intends to confirm the receipt of your election and/or any withdrawal via an e-mail generated from the offer website within two (2) U.S. business days if your election or withdrawal was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election or withdrawal form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your election and/or any withdrawal. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

6.              Acceptance of options for exchange and issuance of restricted share units.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly elected by you for exchange and accepted by us, these options will be cancelled and terminated as of the cancellation date, which we anticipate to be September 25, 2015.

Subject to our rights to terminate the offer, discussed in “Section 15; Extension of offer; termination; amendment,” we will accept promptly after the expiration date all options that are properly elected for exchange and are not validly withdrawn. We will give oral or written notice to the eligible option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the restricted share units on the restricted share unit grant date, which is the same U.S. calendar day as the cancellation date. We expect the restricted share unit grant date to be September 25, 2015. All restricted share units will be granted under the 2013 Plan, and will be subject to a restricted share unit agreement between you and Theravance Biopharma. The number of restricted share units you will receive will be half the number of exchanged options as described in “Section 2; Number of awards; expiration date.” Shortly following the expiration date, we will send you your restricted share unit agreement (including any country-specific appendix, if applicable). You must accept your restricted share unit agreement in order to receive your restricted share units by doing the following:

•                  Go to E*TRADE.com and log in to your TBPH Stock Plan account.

•                  Select “Accounts,” “My Stock Plan,” “Plan Elections” to view your restricted share unit award(s) dated September 25, 2015.

•                  Under the “Status” column, click on the “Requires Acceptance” link to view and read the restricted share unit agreement (including any country-specific appendix) and the 2013 Equity Incentive Plan-Summary & Prospectus for each restricted share unit award.

•                  Read the entire restricted share unit agreement (including any country-specific appendix) and the 2013 Equity Incentive Plan-Summary & Prospectus and then click the “Accept” button for each restricted share unit award.

You will receive the shares subject to the restricted share units when and if your restricted share units vest, in accordance with the vesting schedule described in “Section 9; Source and amount of consideration; terms of restricted share units.”

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and vesting schedule.

7.              Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•                  There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3; Purposes of the offer for a description of the contemplated benefits of the offer to us);

•                  There will have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•                  the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•                  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                  A tender or exchange offer, other than this offer by us, for some or all of our outstanding ordinary shares, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding ordinary shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional ordinary shares constituting more than 1% of our outstanding shares, or

•                  any new group will have been formed that beneficially owns more than 5% of our outstanding ordinary shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•                  There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12; Status of options acquired by us in the offer; accounting consequences of the offer);

•                  Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•                  Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3; Purposes of the offer for a description of the contemplated benefits of the offer to us); or

•                  Any rules or regulations by any governmental authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Theravance Biopharma that will or are likely to result in a material impairment of the contemplated benefits of the offer to us (see Section 3; Purposes of the offer for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•                  Terminate the offer and promptly return all eligible options properly elected for exchange to the holders of such options;

•                  Complete and/or extend the offer and, subject to your withdrawal rights, retain all eligible options elected for exchange until the extended offer expires;

•                  Amend the terms of the offer; or

•                  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this “Section 7; Conditions of the offer” will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.              Price range of shares underlying the options.

The Theravance Biopharma ordinary shares that underlie your options are traded on the Nasdaq Global Market under the symbol “TBPH.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our ordinary shares as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended December 31, 2015
1st Quarter	$22.00	$14.59
2nd Quarter	$18.92	$12.52
3rd Quarter (through August 27, 2015)	$11.36	$14.24

Fiscal Year Ended December 31, 2014
1st Quarter	n/a	n/a
2nd Quarter	$35.675	$14.75
3rd Quarter	$34.07	$23.01
4th Quarter	$24.06	$13.11

On August 27, 2015, the closing price of our ordinary shares, as reported by the Nasdaq Global Market, was $13.74 per share.

You should evaluate current market quotes for our ordinary shares, among other factors, before deciding whether or not to accept this offer.

9.              Source and amount of consideration; terms of restricted share units.

We will issue restricted share units in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Restricted share units are equity awards under which Theravance Biopharma promises to issue ordinary shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your options that are properly elected for exchange, you will be entitled to receive one restricted share unit for each two shares subject to your exchanged options as described in “Section 2; Number of awards; expiration date.” Fractional restricted share units will be rounded down to the nearest whole restricted share unit on a grant by grant basis and you will not receive any payment for fractional restricted share units that are rounded down. You do not have to make any cash payment to Theravance Biopharma to receive your restricted share units or the ordinary shares upon vesting.

If Computershare receives and we accept elections to exchange from eligible option holders of all options eligible to be exchanged (a total of options to purchase 2,262,221 shares) subject to the terms and conditions of this offer, we will grant restricted share units covering a total of approximately 1,131,000 ordinary shares, or approximately 3.3% of the total ordinary shares outstanding as of August 27, 2015.

General terms of restricted share units.

Restricted share units will be granted under our 2013 Plan, and subject to a restricted share unit agreement (including any country-specific appendix) between you and Theravance Biopharma. Restricted share units are a different type of equity award from options and therefore, the terms and conditions of the restricted share units will vary from the terms and conditions of the options that you elected for exchange. The current forms of the restricted share unit agreement are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. However, you should note that the vesting schedule of your restricted share units will differ from your exchanged options, as described below.

The following description summarizes the material terms of the 2013 Plan. Our statements in this Offer to Exchange concerning the 2013 Plan and the restricted share units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2013 Plan and the current forms of the restricted share unit agreement under the 2013 Plan, which are available on the SEC website at www.sec.gov. The current forms of the restricted share unit agreement are filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. Please contact Computershare to receive a copy of the 2013 Plan, and the current forms of the restricted share unit agreement. Computershare will promptly furnish to you copies of these documents upon request at our expense. For copies of the documents, please contact the Computershare Call Center at 866-305-9582 (within the U.S.) or +1-781-575-2643 (call collect outside the U.S.). The Call Center is open from 5:00 a.m. to 5:00 p.m., five days a week, Monday through Friday Pacific Time.

2013 Equity Incentive Plan.

The 2013 Plan provides for the grant of options to purchase ordinary shares (including both incentive options described in Section 422 of the Code and options not described in Section 422 of the Code), restricted share awards, share unit awards and share appreciation rights (collectively, “share awards”), as well as performance cash awards.  The number of ordinary shares subject to options outstanding as of August 3, 2015 under the 2013 Plan was 3,641,174 shares. The 2013 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2013 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted share units granted, including the number of restricted share units and the vesting criteria.

Purchase price.

The Administrator of the 2013 Plan generally has the authority to determine the terms and conditions of awards granted under the 2013 Plan. Restricted share units granted under the 2013 Plan do not have a purchase price. As a result, you do not have to make any cash payment to Theravance Biopharma to receive your restricted share units or the ordinary shares upon vesting.

Vesting.

The vesting applicable to restricted share units granted under the 2013 Plan generally is determined by the Administrator in accordance with the terms of the 2013 Plan. The restricted share units granted pursuant to this offer will be subject to a set vesting schedule, subject to you continuing to be an employee or other service provider of the Theravance Biopharma Group through each relevant Company Vesting Date.  None of the restricted share units will be vested on the restricted share unit grant date.  Our “Company Vesting Dates” are February 20th, May 20th, August 20th and November 20th of each year.  The vesting schedule of the restricted share units will be determined on a grant-by-grant basis, based on the date the exchanged options were granted as described below:

•                  Eligible Options Granted Prior to January 1, 2015: 1/12th of the restricted share units will vest on the first Company Vesting Date following the restricted share unit grant date and an additional 1/12th of the restricted share units will vest on each Company Vesting Date thereafter.

•                  Eligible Options Granted On or After January 1, 2015: 1/16th of the restricted share units will vest on the first Company Vesting Date following the restricted share unit grant date and an additional 1/16th of the restricted share units will vest on each Company Vesting Date thereafter.

We expect the restricted share unit grant date will be September 25, 2015, in which case the first Company Vesting Date would be November 20, 2015. Vesting of your restricted share units is subject to the following conditions:

•                  Vesting on any given Company Vesting Date is subject to your continued service with the Theravance Biopharma Group through such Company Vesting Date. If your service with the Theravance Biopharma Group terminates (except in certain circumstances following a change in control of Theravance Biopharma) before your restricted share units vest, your unvested restricted share units will expire and you will not be issued any additional ordinary shares pursuant to the unvested portions of your restricted share unit award. (See Section 1; Eligibility)

•                  After the restricted share units vest, continued service with the Theravance Biopharma Group is not required to retain the ordinary shares issued under the restricted share units.

•                  We will make minor modifications to the vesting schedule of any restricted share units to eliminate fractional vesting (such that a whole number of restricted share units will vest on each vesting date). (See Section 9; Source and amount of consideration; terms of restricted share units)

Example 1 (Eligible Option Granted Prior to January 1, 2015):

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,920 shares with an exercise price of $23.00 per share that was granted prior to January 1, 2015. Assume that on September 25, 2015 (the expected expiration date of the offer), the eligible option holder surrenders the eligible option grant and, in accordance with the exchange ratio listed in “Section 2; Number of awards; expiration date” above, receives 960 restricted share units. Subject to the eligible option holder continuing to provide service to the Theravance Biopharma Group through each relevant date, the vesting schedule of the restricted share units will be as follows:

Vesting Schedule

Zero (0) shares will be vested as of September 25, 2015.

Eighty (80) shares (or 1/12th of the restricted share units) will vest on November 20, 2015 (the first Company Vesting Date after the restricted share unit grant date).

Eighty (80) shares (or 1/12th of the restricted share units) will vest on each Company Vesting Date thereafter until the restricted share units become fully vested on August 20, 2018.

Vesting of the restricted share units is subject to the eligible option holder continuing to provide services to the Theravance Biopharma Group through each such respective vesting date.

Example 2 (Eligible Option Granted On or After January 1, 2015):

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,920 shares with an exercise price of $15 per share that was granted on or after January 1, 2015.  Assume that on September 25, 2015 (the expected expiration date of the offer), the eligible option holder surrenders the eligible option grant and, in accordance with the exchange ratio listed in “Section 2; Number of awards; expiration date” above, receives 960 restricted share units.  Subject to the eligible option holder continuing to provide service to the Theravance Biopharma Group through each relevant date, the vesting schedule of the restricted share units will be as follows:

Vesting Schedule

Zero (0) shares will be vested as of September 25, 2015.

Sixty (60) shares (or 1/16th of the restricted share units) will vest on November 20, 2015 (the first Company Vesting Date after the restricted share unit grant date).

Sixty (60) shares (or 1/16th of the restricted share units) will vest on each Company Vesting Date thereafter until the restricted share units become fully vested on August 20, 2019.

Vesting of the restricted share units is subject to the eligible option holder continuing to provide services to the Theravance Biopharma Group through each respective vesting date.

Restricted share units that do not vest will be forfeited to Theravance Biopharma.

Form of payout.

Restricted share units granted under this offer and subsequently earned by a recipient will be paid out in our ordinary shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted share unit agreement.

Adjustments upon certain events.

Events Occurring Before the Restricted Share Unit Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you elected for exchange and your options will be treated in accordance with the applicable Plan and award agreement under which they were granted. Further, if Theravance Biopharma is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted share units in exchange for them. If Theravance Biopharma is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted share units, including any adjustments to the options if they are not exchanged and to the number of shares that will be subject to the restricted share units. Under such circumstances, the type of security and the number of shares covered by your restricted share unit award would be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive restricted share units covering more or fewer shares of the acquiror’s ordinary shares than the number of shares subject to the eligible options that you elected for exchange or than the number you would have received pursuant to the restricted share units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our service providers before the completion of this option exchange program. Termination of your service for this or any other reason before the restricted share unit grant date means that the election to exchange eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and you will not receive any restricted share units or other benefit for your eligible options.

Events Occurring After the Restricted Share Unit Grant Date. In the event there is a share split, a dividend payable in ordinary shares, or a combination or consolidation of the outstanding ordinary shares (by reclassification or otherwise) into a lesser number of ordinary shares, adjustments will automatically be made to the number and kind of shares reserved for issuance under the 2013 Plan and the number and kind of shares and exercise prices, if applicable, of outstanding share awards.  In the event of an extraordinary dividend, a recapitalization, a spin-off or similar occurrence, the Administrator shall, in its sole discretion, make one or more of the foregoing adjustments as it deems appropriate.

In the event we are party to a merger, consolidation or change in control transaction, all outstanding share awards will be governed by the terms of the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which we are party, in the manner determined by the Administrator). Such treatment may include any of the following actions with respect to each outstanding share award:

•                  The continuation, assumption or substitution of a share award by the surviving entity or its parent;

•                  Full acceleration of the vesting of a share award followed by its termination prior to closing of the transaction; or

•                  The cancellation of a share award in exchange for a payment equal to the excess, if any, of (a) the value that the holder of an ordinary share receives in the transaction over (b) if applicable, the exercise price otherwise payable in connection with the share award; provided that such payment may be subject to the award holder’s continued service on a basis no less favorable than the schedule under which the share award would have originally vested.

Unless the Administrator provides otherwise in an award agreement, in the event of a change in control, each outstanding share award under the 2013 Plan will, immediately prior to the effective date of the change in control, become fully vested and exercisable for all of the ordinary shares at the time subject to such share award. However, an outstanding share award will not accelerate vesting if, and to the extent such share award is, in connection with the change in control, either assumed by the successor corporation (or parent) or replaced with a comparable award from the successor corporation (or its parent). The Administrator also has the discretion to accelerate the vesting of outstanding share awards whether or not upon a change in control, which acceleration may or may not be conditioned upon the subsequent termination of the participant’s service within a specified period following the transaction. In general, restricted share unit awards granted to Theravance Biopharma employees become fully vested if the employee is terminated without cause (as defined in the applicable award agreement) or resigns for good reason (as defined in the applicable award agreement), in either event within twenty four (24) months following a change in control.  Restricted share units granted to our officers are eligible for vesting acceleration pursuant to our Change in Control Severance Plan.

For this purpose, a change in control includes:

•                  any merger or consolidation of Theravance Biopharma where persons who were not shareholders of Theravance Biopharma prior to such merger or consolidation own 50% or more of the total voting power of the surviving entity or its parent;

•                  the sale, transfer or other disposition of all or substantially all of our assets;

•                  a change in the composition of our board of directors as a result of which fewer than 50% of the incumbent directors either were directors on the date twelve (12) months prior to the change in control (the “Original Directors”) or were appointed or nominated for election to the board of directors by a majority of the Original Directors or directors whose appointment or nomination was approved by at least 50% of the Original Directors; or

•                  any person acquiring beneficial ownership of at least 50% of our total voting power.

Transferability of restricted share units.

Unless the Administrator indicates otherwise in your restricted share unit agreement, restricted share units generally may not be transferred, other than by will or the laws of descent and distribution.

Registration and sale of shares underlying restricted share units.

All of Theravance Biopharma’s ordinary shares issuable upon the vesting of the restricted share units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Theravance Biopharma for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your restricted share units free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to “Section 14; Material income tax consequences” for a discussion of the U.S. federal income tax consequences of the restricted share units and exchanged options, as well as the consequences of accepting or rejecting this offer.

If you participate in the offer and are an employee residing in the United Kingdom (or if your home country is the United Kingdom), please refer to Schedule C of this Offer to Exchange for a description of the local tax, social insurance and other legal consequences that may apply to you.

If you are a citizen or resident of more than one country or are considered a resident of another country for local law purposes, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.

10.       Information concerning Theravance Biopharma.

Theravance Biopharma was incorporated in the Cayman Islands in July 2013 under the name Theravance Biopharma, Inc.  Our registered office address in the Cayman Islands is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the principal office of our wholly-owned U.S. operating subsidiary Theravance Biopharma US, Inc., is 901 Gateway Boulevard, South San Francisco, California 94080.

The mission of Theravance Biopharma is to create value from a unique and diverse set of assets: an approved product; a development pipeline of late-stage assets; and a productive research platform designed for long-term growth.

Our pipeline of internally discovered product candidates includes potential best-in-class opportunities in underserved markets in the acute care setting, representing multiple opportunities for value creation. VIBATIV® (telavancin), our first commercial product, is a once-daily dual-mechanism antibiotic approved in the United States and Europe for certain difficult-to-treat infections. TD-4208 is an investigational long-acting muscarinic antagonist (LAMA) being developed as a potential once-daily, nebulized treatment for chronic obstructive pulmonary disease (COPD). Axelopran (TD-1211) is an investigational potential once-daily, oral treatment for opioid-induced constipation (OIC). Our earlier-stage clinical assets represent novel approaches for potentially treating diseases of the lung and gastrointestinal tract and infectious disease. In addition, we have an economic interest in future payments that may be made by GlaxoSmithKline plc (together with its affiliates, “GSK”) pursuant to its agreements with Theravance, Inc. (“Theravance”) relating to certain drug development programs, including the combination of fluticasone furoate, umeclidinium, and vilanterol (or the “Closed Triple”).

On June 1, 2014, Theravance separated its late-stage respiratory assets partnered with GSK from its biopharmaceutical operations by transferring its discovery, development and commercialization operations (the “Biopharmaceutical Business”) and contributing $393.0 million of cash, cash equivalents and marketable securities into its then wholly-owned subsidiary Theravance Biopharma. On June 2, 2014 Theravance made a pro rata dividend distribution to its stockholders of record on May 15, 2014 of one ordinary share of Theravance Biopharma for every three and one half shares of Theravance common stock outstanding on the record date (the “Spin-Off”). The Spin-Off resulted in Theravance Biopharma operating as an independent, publicly-traded company. Prior to June 2, 2014, Theravance operated the Biopharmaceutical Business.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value of $7.59 per share as of June 30, 2015.

The following table sets forth our ratio of earnings to fixed charges on historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges:

	Year Ended December 31, 2013	Year Ended December 31, 2014	Quarter Ended June 30, 2015
Ratio of earnings to fixed charges (1)	—	—	—

(1)         For the purposes of computing ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the three months ended June 30, 2015 and the years 2014 and 2013 were insufficient to cover fixed charges by $90.1 million, $230.7 million, and $156.3 million, respectively.

Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2014, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015. Please also see Section 18 of this Offer to Exchange titled “Financial Statements” for additional information.

11.       Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our current directors and executive officers as of August 28, 2015 is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors are not eligible to participate in this offer. The following tables below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of August 27, 2015. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our ordinary shares, which was 4,129,437 as of August 27, 2015.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Rick E Winningham	Chief Executive Officer and Chairman of the Board	400,000	9.7%
Leonard M. Blum	Senior VP and Chief Commercial Officer	170,000	4.1%
Renee D. Gala	Senior VP and Chief Financial Officer, Treasurer	170,000	4.1%
Brett K. Haumann	Senior VP, Clinical Development and Operations	59,375	1.4%
Junning Lee	Senior VP, Technical Operations	170,000	4.1%
Mathai Mammen	Senior VP, Research and Development	170,000	4.1%
Frank Pasqualone	Senior VP, Operations	100,000	2.4%
Bradford J. Shafer	Senior VP, General Counsel and Secretary	170,000	4.1%
Eran Broshy	Director	24,000	*
Henrietta H. Fore	Director	24,000	*
Robert V. Gunderson, Jr.	Director	24,000	*
Burton G. Malkiel, Ph.D.	Director	24,000	*
Dean J. Mitchell	Director	24,000	*
Susan Molineaux	Director	12,000	*

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Peter S. Ringrose, Ph.D.	Director	24,000	*
George M. Whitesides, Ph.D.	Director	24,000	*
William D. Young	Director	24,000	*

*              Less than 1%.

Except as otherwise described below, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options  to purchase our ordinary shares or restricted share units, or in transactions involving our ordinary shares during the sixty (60) days before and including August 28, 2015.

Name of Executive Officer/ Director	Date of Transaction	Amount of Securities Involved	Price Per Share	Type of Transaction
Rick E Winningham	8/14/2015	63,140	$11.79	Open market purchase of shares
	8/17/2015	16,860	$12.13	Open market purchase of shares
Renee D. Gala	8/13/2015	5,000	$12.19	Open market purchase of shares
	8/17/2015	5,000	$12.16	Open market purchase of shares
Burton G. Malkiel	8/18/2015	10,000	$12.92	Open market purchase of shares
Junning Lee	8/18/2015	9,000	$12.90	Open market purchase of shares*
Leonard M. Blum	8/20/2015	934	$12.98	Shares withheld from vested restricted share units for tax withholding
Matthai Mammen	8/20/2015	934	$12.98	Shares withheld from vested restricted share units for tax withholding
Bradford J. Shafer	8/20/2015	934	$12.98	Shares withheld from vested restricted share units for tax withholding

*  Purchase made by executive officer’s spouse.

Governance Agreement

The Governance Agreement by and between Glaxo Group Limited and us, dated March 3, 2014 (the “Governance Agreement”) contains agreements relating to future acquisitions or dispositions and voting of our securities by GSK, and exempts GSK from triggering our rights agreement until December 31, 2017 (as further described under “Rights Agreement” below), among other matters. Except as otherwise noted below, the provisions of the Governance Agreement described below will terminate at the earliest of (i) when GSK beneficially owns 100% of our outstanding voting shares, (ii) the effective time of a change in control of us and (iii) December 31, 2017.

Voting Arrangements

GSK has agreed to vote the voting shares held by them (at their election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting shares; however, GSK can vote as it chooses on any matter involving:

•      any proposal to issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties owning or having the right to acquire 20% or more of the aggregate voting power of all of our equity securities; or

•      a change in control of us.

In addition, for so long as GSK owns 50.1% or more of our voting shares, it can also vote as it chooses on any matter involving:

•      an acquisition by us of any business or assets that would constitute a substantial portion of our business or our assets; or

•      the sale, lease, license, transfer or otherwise disposal of all or a substantial portion of our business or our assets (other than a sale, lease, license or transfer of assets in the ordinary course of our business).

If a person or group acquires 20% or more of our voting shares, GSK may vote its voting shares without any restrictions. GSK has granted an irrevocable proxy coupled with an interest in all voting shares owned by them to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of the voting shares of GSK in the manner required by the Governance Agreement.

Limitations and Exceptions to Rights to Acquire Our Securities

Limitation on Acquisition of Our Equity Securities

Except as expressly permitted by the Governance Agreement or as agreed to by us in writing following approval by a majority of our independent directors, GSK may not, directly or indirectly:

•      acquire any of our equity securities;

•      make or participate in any solicitation of proxies to vote from any holders of our equity securities;

•      form or participate in a group with any person not bound by the terms of the Governance Agreement (other than GSK’s affiliates) with respect to any of our voting shares;

•      acquire any of our assets or rights to purchase any of our assets except for assets offered for sale by us;

•      enter into any arrangement or understanding with others to do any of the actions listed immediately above; or

•      act in concert with others to offer to us or any of our shareholders any business combination, restructuring, recapitalization or similar transaction involving us or otherwise seek in concert with others to control, change or influence the management, board of directors or our policies or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by our shareholders.

Permitted Purchases of Our Equity Securities from Us

GSK may acquire our equity securities from us in the following circumstances:

•      if we issue equity securities to a third party (other than equity awards issued as compensation to our directors, officers, employees or consultants), including securities offered by this prospectus, GSK has rights to advance notice and to purchase from us all or a portion of the number of equity securities that would bring their percentage ownership of our voting shares to the same level that it was at immediately prior to the issuance of equity securities to the third party at the same price at which the equity securities were sold to the third party;

•      the purchase, on a quarterly basis, of equity securities comparable to those that are issued as compensation to our directors, officers, employees or consultants during the preceding quarter pursuant to option exercises, settlement of restricted stock unit awards and vesting of restricted stock, at the fair market value at the time of GSK’s notification to us of its intention to purchase such equity securities that would bring their percentage ownership of our voting shares to the same level that it was at immediately prior to such issuances or vesting;

•      the acquisition of additional equity securities issued in connection with a share split or recapitalization; and

•      the purchase of equity securities for a pension plan or benefit plan for the benefit of GSK’s employees.

Permitted Purchases of Equity Securities from Our Shareholders

GSK may acquire our equity securities from our shareholders in the following circumstances:

•      the acquisition of securities of another biotechnology or pharmaceutical company that owns our equity securities (provided that those shares will be subject to the provisions of the Governance Agreement); or

•      the making of an offer to acquire equity securities if (i) a person or group (other than GSK) acquires 20% or more of our voting shares or (ii) our board of directors formally takes certain actions to facilitate a change in control of us (other than with GSK), subject to the following conditions:

•      that the offer be an offer for 100% of our voting shares;

•      that the offer include no condition as to financing; and

•      that the offer includes a condition that the holders of a majority of the voting shares not owned by GSK accept the offer by tendering their shares or voting their shares in favor of the offer.

The term “change in control” is referred to as (i) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) after which our continuing shareholders hold less than 50% of the outstanding voting securities of either us or the entity that survives the transaction (or the parent of the surviving entity) or (ii) subject to certain exceptions, the sale, lease, license, transfer or other disposal of all or substantially all of our business or assets other than to our majority owned and controlled subsidiaries.

The term “equity securities” is referred to as (i) any of our voting shares, (ii) our securities convertible into or exchangeable for voting shares, and (iii) options, rights and warrants issued by us to acquire voting shares.

Registration Rights Agreement

Ordinary shares issued to GSK are entitled to the rights set forth in the Registration Rights Agreement by and between GSK and us, dated March 3, 2014 (the “Registration Rights Agreement”). The rights under the Registration Rights Agreement will expire on December 31, 2024, or if GSK or its permitted assigns each hold one and a half percent or less of our then outstanding ordinary shares, if each such holder can sell its shares in a single transaction pursuant to Rule 144 under the Securities Act.

Demand Registration Rights

Under the Registration Rights Agreement, GSK and its permitted assigns have the right to require that we register their ordinary shares, provided such demand comes from holders of at least 50% of the aggregate shares held by GSK and its permitted assigns and such registration relates to ordinary shares having an anticipated aggregate offering price of $10 million. We are only obligated to effect one registration in response to these demand registration rights (subject to certain exceptions). We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our shareholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

If we register any securities for public sale, under the Registration Rights Agreement GSK has the right to include its shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by GSK and its permitted assigns (but to no less than 25% of the shares to be registered in such registration) due to marketing reasons. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

S-3 Registration Rights

While we are eligible to file a registration statement on Form S-3, under the Registration Rights Agreement GSK and its permitted assigns can request that we register their shares, provided that such registration request is made by holders of not less than 10% in aggregate of GSK’s and its permitted assigns shares and the total price of the ordinary shares offered to the public is at least $10 million. GSK and its permitted assigns may only require us to file two Form S-3 registration statements in any 12-month period. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our shareholders or us. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these Form S-3 registration rights.

Rights Agreement

Under our rights agreement, each ordinary share has associated with it one preferred share purchase right. Each of these rights entitles its holder to purchase, at a price of $225.00 for each, one one-thousandth of a share of Series A junior participating preferred, (each subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

•                  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

•                  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our shareholders; and

•                  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our shareholders.

The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a “distribution date” occurs, the rights will:

•                  not be exercisable;

•                  be represented in the same book-entry form or by the same certificate that represents the shares with which the rights are associated; and

•                  trade together with those shares.

The rights will expire at the close of business on May 24, 2024, unless earlier redeemed or exchanged by us. Following a “distribution date,” the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from our ordinary shares. A “distribution date” would occur upon the earlier of:

•                  ten business days after a public announcement that the person has become an “acquiring person;” or

•                  ten business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an “acquiring person”) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 19% or more of the outstanding ordinary shares.

A holder of rights will not, as such, have any rights as a shareholder, including the right to vote or receive dividends.

Under our rights agreement, a person becomes an “acquiring person” if the person, alone or together with a group, acquires beneficial ownership of 19% or more of our outstanding ordinary shares. GSK is not an “acquiring person” because we have, pursuant to our governance agreement with GSK, exempted GSK from the application of our rights agreement. In addition, an “acquiring person” shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other shareholders.

If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our ordinary shares having a market value of two times the purchase price. If, following a public announcement that a person has become an acquiring person:

•                  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

•                  50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase a number of ordinary shares of the surviving entity having a market value of two times the purchase price.

After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding ordinary shares, our board of directors may exchange each right, other than rights owned by the acquiring person, for

•                  one ordinary share;

•                  one one-thousandth of a share of our Series A junior preferred share; or

•                  a fractional share of another series of preferred share having equivalent value.

At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without shareholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without shareholder consent if such amendment would not change the amendment provisions, adversely affect the interests of the holders of rights, or cause the rights to again become redeemable. Despite the foregoing, at no time may the redemption price of the rights be amended or changed.

Our shareholders may recognize taxable income when the rights become exercisable in accordance with the rights agreement.

12.       Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the respective Plans from which the options were granted and will be available to be reissued under the Plans.

We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, we will recognize incremental compensation expense, if any, resulting from the restricted share units granted pursuant to the offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the restricted share units granted in exchange for the exchanged options, measured as of the restricted share unit grant date, over the fair value of the exchanged options, measured immediately prior to the exchange. Any incremental compensation expense related to the restricted share units issued in the exchange program will be recognized ratably over the vesting period of the restricted share units. In the event that any of the restricted share units are forfeited prior to their vesting due to termination of service, any incremental compensation expense of the forfeited restricted share units will not be recognized.

Since the offer has been structured to replace underwater options with restricted share units of approximately similar value, the Company expects to recognize an incremental compensation expense. This incremental compensation could include compensation expense that might result from fluctuations in our share price after the exchange ratio was set (which occurred shortly before the exchange program began) but before the exchange actually occurs. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the restricted share units issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options.

13.       Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of restricted share units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. If any such approval or other action is needed, we may not be able to obtain the approval or action and the conditions imposed in connection with such approvals or the failure to obtain any such approvals could result in adverse consequences to our business. Our obligation under the offer to accept elected options for exchange and to issue restricted share units for elected options is subject to the conditions described in “Section 7; Conditions of the offer.”

If we are prohibited by applicable laws or regulations from granting restricted share units on the restricted share unit grant date, we will not grant any restricted share units pursuant to the offer. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted share unit grant date we will not grant any restricted share units and you will not receive any other benefit for the options you elected to exchange and your eligible options will not be accepted for exchange.

14.       Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted share units pursuant to the offer for eligible option holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Eligible option holders who exchange outstanding options for restricted share units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted share units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an award of restricted share units. Instead, you will recognize ordinary income as the shares subject to the restricted share units vest and are issued to you.  At the same time, Theravance Biopharma will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted share unit agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted share units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than twelve (12) months are subject to long-term capital gain or loss, while shares held twelve (12) months or less are subject to short-term capital gain or loss.

You also should note that if your restricted share units constitute “deferred compensation” within the meaning of U.S. Internal Revenue Code Section 409A and (1) the vesting of all or a portion of your restricted share units is accelerated in connection with your separation from service with the Theravance Biopharma Group, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your restricted share unit award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under U.S. Internal Revenue Code Section 409A.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

Options.

If you participate in this offer, your eligible options will be exchanged for restricted share units. So that you are able to compare the tax consequences of new restricted share units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to nonstatutory options under U.S. federal tax law.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory option, nor will such option holder realize taxable income upon the vesting of the option. However, when you exercise a nonstatutory option, you generally will have ordinary income to the extent the fair market value of the shares you receive on the date of exercise is greater than the exercise price you pay.

Theravance Biopharma generally will be entitled to a deduction equal to the amount of ordinary income recognized by you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than twelve (12) months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between:  (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of another country for local law purposes, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the restricted share units are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the restricted share units as a replacement grant). We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

If you participate in the offer and are an employee residing in the United Kingdom (or if your home country is the United Kingdom), please refer to Schedule C of this Offer to Exchange for a description of the local tax, social insurance and other legal consequences of participating in this offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.       Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in “Section 7; Conditions of the offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw elections to exchange eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in “Section 7; Conditions of the offer” occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in “Section 7; Conditions of the offer” has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option grant that was elected for exchange before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option grant would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “U.S. business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.       Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.       Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.              Our annual report on Form 10-K for our fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015 (including the portion of our Proxy Statement on Schedule 14A filed on March 17, 2015, incorporated by reference therein);

2.              Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2015, filed with the SEC on August 13, 2015;

3.              The description of ordinary shares contained in the Registration Statement No. 001-36033 on Form 10 filed with the SEC on May 7, 2014, including any amendment or report filed for the purpose of updating such description; and

4.              Our current reports on Form 8-K filed with the SEC on February 2, 2015, March 9, 2015 and April 24, 2015 and the Current Report on Form 8-K/A filed on April 24, 2015.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 U.S.A. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Theravance Biopharma, Inc., c/o Theravance Biopharma US, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 U.S.A. Attention:  General Counsel.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.       Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2014, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in “Section 17; Additional information.”

19.       Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from the award holders working in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in the Offer to Exchange and in the related offer documents, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Theravance Biopharma, Inc.
August 28, 2015

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF THERAVANCE BIOPHARMA, INC.

The directors and executive officers of Theravance Biopharma, Inc. as of August 28, 2015, are set forth in the following table:

Name	Position and Offices Held
Rick E Winningham	Chief Executive Officer and Chairman of the Board
Leonard M. Blum	Senior VP and Chief Commercial Officer
Renee D. Gala	Senior VP and Chief Financial Officer, Treasurer
Brett K. Haumann	Senior VP, Clinical Development and Operations
Junning Lee	Senior VP, Technical Operations
Mathai Mammen	Senior VP, Research and Development
Frank Pasqualone	Senior VP, Operations
Bradford J. Shafer	Senior VP, General Counsel and Secretary
Eran Broshy	Director
Henrietta H. Fore	Director
Robert V. Gunderson, Jr.	Director
Burton G. Malkiel, Ph.D.	Director
Dean J. Mitchell	Director
Susan Molineaux	Director
Peter S. Ringrose, Ph.D.	Director
George M. Whitesides, Ph.D.	Director
William D. Young	Director

The address of each executive officer and director is:

Theravance Biopharma, Inc.

c/o Theravance Biopharma US, Inc.

901 Gateway Boulevard

South San Francisco, California 94080

Our executive officers and members of our board of directors are not eligible to participate in this offer.

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SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF THERAVANCE BIOPHARMA, INC.

Set forth below is a selected summary of certain financial information about Theravance Biopharma, Inc. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014,  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and our other reports filed with the SEC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

	Years Ended December 31,		Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2015	2014
Consolidated Statements of Operations Data:
Product sales	$4,418	$—	$3,404	$1,806
Revenue from collaborative arrangements	7,270	226	24,131	2,113
Costs and expenses:
Cost of goods sold	4,058	—	875	467
Research and development	168,522	120,579	66,396	88,006
Selling, general and administrative	71,647	35,931	43,293	32,170
Total costs and expenses	244,227	156,510	110,564	120,643
Loss from operations	(232,539)	(156,284)	(83,029)	(116,724)
Interest and other income	1,865	—	414	214
Provision for income taxes	6,364	—	7,463	1,723
Net loss	$(237,038)	$(156,284)	$(90,078)	$(118,233)
Basic and diluted net loss per share	$(7.46)	$(4.92)	$(2.71)	$(3.72)
Shares used to compute basic and diluted net loss per share	31,755	31,741	33,183	31,768

Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents, and marketable securities	$306,010	$—	$228,780	$387,427
Working capital	234,114	(22,747)	235,749	342,622
Total assets	337,771	25,177	289,479	430,588
Long-term liabilities (including long-term portion of deferred revenue)	6,728	5,359	7,328	5,718
Accumulated deficit	(139,337)	—	(229,415)	(20,532)
Total shareholders’ equity	$289,787	$(17,035)	$257,674	$384,759

Theravance Biopharma’s book value per share as of December 31, 2014 was $8.99. Book value per share is the value of our total shareholders’ equity divided by the number of our issued and outstanding ordinary shares which at December 31, 2014 was 32,221,083. Theravance Biopharma’s book value per share as of June 30, 2015 was $7.59 based on 33,938,698 outstanding ordinary shares at June 30, 2015.

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SCHEDULE C

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted share units pursuant to the Offer to Exchange for eligible employees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of August 28, 2015. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units or when you sell shares acquired upon settlement of your restricted share units. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of restricted share units in the United Kingdom.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident in the United Kingdom, the information contained in this summary may not be applicable to you. In addition, if you received your eligible options when you resided in or were otherwise subject to tax in one country, but you now reside in or are otherwise subject to tax in a different country, different tax rules may apply to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in all applicable countries apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of restricted share units pursuant to the Offer to Exchange.

Grant of Restricted Share Units

You will not be subject to tax when the restricted share units are granted to you.

Vesting of Restricted Share Units

You will be subject to income tax and National Insurance Contributions (“NICs”) when the restricted share units vest. The taxable amount will be the fair market value of the shares issued to you at vesting.

You will be required to pay employee NICs on the income at vesting. In addition, the restricted share units have been granted conditioned upon you agreeing to meet any liability for employer NICs, which also become due at vesting. You must execute a joint election form prior to the time your awards vest and return the joint election form to your employer. Where you execute a joint election to transfer employer’s NICs, you will be eligible to receive tax relief for the NICs transferred with respect to the income tax liability which arises on vesting of your restricted share units.

Your employer will calculate the income tax and employee and employer NICs due when your restricted share units vest and intends to account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) through the PAYE systems. Please see below for further information.

Your employer will withhold income tax and NICs from shares otherwise to be issued to you at vesting, from proceeds of the sale of shares or from your monthly salary.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you may be subject to capital gains tax. The taxable amount will be the difference between the sale price and the market value of the shares at vesting. However, you will be subject to capital gains tax in any tax year only if your capital gain exceeds your annual personal exemption.

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If you acquire shares, you will need to take into account the share identification rules in calculating your capital gains tax liability. Please consult your personal tax advisor to determine how the share identification rules apply in your particular situation.

Withholding and Reporting

As described above, your employer is required to withhold income tax and NICs through the PAYE system when your restricted share units vest. Please note that no shares will be issued or transferred to you unless you have made arrangements satisfactory to Theravance Biopharma for the payment of any such tax liability. However, you are ultimately responsible for payment of any income tax and NICs due. You are responsible for paying any difference between your actual tax liability and the amount withheld.

Your employer is also required to report the details of the grant and vesting and the tax withheld in its annual returns.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the vesting of your restricted share units, the sale of your shares and the receipt of any dividends on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares and the receipt of any dividends.

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